UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WABCO Holdings Inc.

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 22, 2014
Kramer Levin Naftalis and Frankel LLP 1177 Avenue of the Americas
New York, NY 10036

Global Headquarters
Chaussée de Wavre, 1789 1160 Brussels Belgium Phone +32.2.663.98.00

Jacques Esculier

Chairman and Chief Executive Officer

April 11, 2014

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Thursday, May 22, 2014, at 10:00 a.m. at the New York offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

Our directors and representatives of our senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2013 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

Chairman and Chief Executive Officer

WABCO Holdings Inc.

Notice of 2014 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, on Thursday, May 22, 2014, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of three directors to Class I with terms expiring at the 2017 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2014.

3. Advisory approval of the company’s executive compensation (“Say-on-Pay”).

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on March 28, 2014 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described in the Notice Regarding the Availability of Proxy Materials and on the proxy card.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

Vincent Pickering

Chief Legal Officer and Secretary

Brussels, Belgium

April 11, 2014

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 22, 2014.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on March 28, 2014, which we refer to as the record date. At that time, there were 60,842,750 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the Annual Meeting of Shareholders.

How do I vote shares registered in my name? Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2013 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about April 11, 2014, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 11, 2014. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 21, 2014.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” Lastly, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Jason Campbell and Vincent Pickering or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Daylight Time, on May 21, 2014, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, and Proposal 3, the “Say-on-Pay” advisory vote, are considered non-routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name will not be able to vote on Proposals 1 or 3 unless such broker or entity receives voting instructions from the beneficial owner of the shares. We believe that Proposal 2, the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal 2014, is considered a routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name should be able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. However, as discussed further in Proposal 1, we have implemented a majority voting standard in uncontested director elections which requires that incumbent directors submit an irrevocable resignation contingent upon (i) the receipt of more “withheld” than “for” votes, and (ii) the acceptance of such resignation by the Board. Approval of Proposals 2 and 3 require the affirmative vote of a majority of shares present or represented by proxy and entitled to vote at the Annual Meeting of Shareholders.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposals 2 and 3 require the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting of Shareholders and entitled to vote, abstentions will have the same effect as a vote “against” those Proposals.

As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal 1) and in the “Say-on-Pay” advisory vote (Proposal 3). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Changes in the rules have taken away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1) or in the “Say-on-Pay” Advisory vote (Proposal 3), your shares will be deemed broker non-votes and no votes will be cast on your behalf on those Proposals. In tabulating the voting results for Proposals 1 and 3, shares that constitute broker non-votes are not considered entitled to vote on those Proposals. Thus, broker non-votes will not affect the outcomes of Proposals 1 and 3. Similarly, with respect to the company’s majority voting standard for Proposal 1, broker non-votes are not considered as votes “for” or “withheld” in the election of directors. Thus, broker non-votes will also not affect the outcome of Proposal 1 under the company’s majority voting standard.

What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the Annual Meeting of Shareholders other than the three proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect three Class I directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2014.

•	FOR Proposal 3 to approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”).

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes equally. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is nine.

At this Annual Meeting of Shareholders, the shareholders will vote to re-elect three current Class I directors, G. Peter D’Aloia, Juergen W. Gromer and Mary L. Petrovich. The Class I directors will have a term expiring at the 2017 Annual Meeting of Shareholders.

In December 2012, the Board of Directors amended the company’s by-laws to implement a majority voting standard in uncontested director elections. The by-laws require that, in order for an incumbent director to be eligible for re-election, he or she must submit to the Board an irrevocable resignation that is contingent upon (i) the nominee’s receipt of a greater number of votes “withheld” from his or her election than votes “for” his or her election (with “broker non-votes” not counted as a vote “withheld” from or “for” such person’s election) (a “Majority Withheld Vote”), and (ii) the acceptance of such resignation by the Board of Directors. If an incumbent nominee receives a Majority Withheld Vote, then the company’s Compensation, Nominating and Governance Committee (the “CNG Committee”) will make a recommendation to the Board on whether to accept or reject the previously submitted resignation. The Board of Directors will then act on the recommendation of the CNG Committee within 90 days after the certification of the shareholder vote, and the company will disclose the Board’s decision in a Current Report on Form 8-K filed with the SEC promptly thereafter.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the company’s amended and restated by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of G. Peter D’Aloia, Juergen W. Gromer and Mary L. Petrovich, as Class I directors.

DIRECTORS

Nominees for Election for Class I Directors—Terms Expiring at the 2014 Annual Meeting of Shareholders

G. Peter D’Aloia—Age 69

Director since July 2007

Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of American Standard Companies Inc., a position he held since 2000, before retiring in 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he most recently served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia is a director of FMC Corporation and ITT Corporation.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. D’Aloia to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies, both publicly traded on the New York Stock Exchange; strong international experience gained as Vice President and Chief Financial Officer for American Standard; financial expertise acquired as Chief Financial Officer of American Standard and by holding diverse financial management positions with AlliedSignal and working as a tax attorney for the accounting firm, Arthur Young and Company; and board experience gained as a member of the board of directors of two publicly-held companies. In summary, Mr. D’Aloia has financial management abilities, including multinational legal, tax and banking expertise, that significantly contribute to the company’s success as a globally operating entity while taking full advantage of business opportunities in developed as well as emerging economies.

Juergen W. Gromer—Age 69

Director since July 2007

Dr. Gromer is the retired President and CEO of Tyco Electronics, a position that he held from April 1999 until December 31, 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in April 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, and Vice President of Central and Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of AMP and Tyco Electronics experience, serving in a wide variety of regional and global assignments. Before working for Tyco Electronics and AMP, Dr. Gromer held management positions at ZF Friedrichshafen, ITT and Procter & Gamble. Dr. Gromer serves as a member of the boards of directors of TE Connectivity (formerly Tyco Electronics) and Marvell Technology Group Ltd. Dr. Gromer served as a director of RWE Rhein Ruhr AG from 2000 to 2009. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen, a member of the Advisory Board of Commerzbank, and a director of the American Chamber of Commerce in Germany.

The Board of Directors concluded that the following experience, qualifications and skills qualified Dr. Gromer to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as President of Tyco Electronics; financial expertise acquired as a President of Tyco Electronics and through various senior management positions and also as a member of the Advisory Board of Commerzbank; and board experience gained as a director of publicly-held companies. In summary, Dr. Gromer has global leadership abilities, as well as deep connections with European corporate culture, and he strongly contributes to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in Europe.

Mary L. Petrovich—Age 51

Director since November 2011

Mary Petrovich has been serving as Senior Advisor to The Carlyle Group since June 2011. Prior to this role, Ms. Petrovich was Chairman and CEO of AxleTech International, a supplier of off-highway and specialty vehicle drive train systems and components from 2001 to December 2011. In 2008, AxleTech International was sold to General Dynamics. Prior to AxleTech, in 2000, Ms. Petrovich was President of the Driver Controls Division of Dura Automotive, possessing management responsibility for 7,600 employees. From July 2011 to January 2014, Ms. Petrovich was a director of Modine Manufacturing Company, a global provider of thermal management technology and systems. Ms. Petrovich is also a director at the following public companies: Woodward, Inc., a leading manufacturer and service provider of energy controls for global infrastructure equipment; and GT Advanced Technologies Inc., a global provider of technology and materials for the solar, LED and other specialty markets.

The Board of Directors concluded that the following experience, qualifications and skills qualified Ms. Petrovich to serve as a director of the company: extensive experience with mergers, acquisitions and the integration of acquired businesses in the automotive, off-highway and transportation industries; extensive operational experience with Six Sigma lean manufacturing techniques and supply chain management; significant experience in evaluating new business opportunities; and board experience gained as a director of publicly-held companies.

Directors Continuing in Office

Class II Directors—Terms Expiring at the 2015 Annual Meeting of Shareholders

Michael T. Smith—Age 70

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001, before retiring in 2001. Prior to those positions, Mr. Smith had been Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Electronics and President of Hughes Missile Systems Group, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith was also a member of the Board of Directors of Alliant Techsystems until 2009. Mr. Smith is a member of the Board of Directors of Ingram Micro, Inc., Teledyne Technologies, Inc. and FLIR Systems, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Smith to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company that is publicly traded on the New York Stock Exchange; strong international experience gained as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation; financial expertise acquired as Chief Financial Officer of Hughes Electronics and by holding various financial management positions with General Motors; and board experience gained as a member of the board of directors of three publicly-held companies. In summary, Mr. Smith has leadership and financial management abilities that substantially strengthen the company due to his multinational knowledge of the global automotive sector and his understanding of the strategic needs of major original equipment manufacturers.

John F. Fiedler—Age 75

Director since September 2007

Mr. Fiedler served as Chairman of the Board and Chief Executive Officer of BorgWarner Inc. from 1995 to 2003, before retiring in 2003. Before joining BorgWarner in 1994, Mr. Fiedler was an Executive Vice President

with The Goodyear Tire & Rubber Company, culminating a 29-year career with the company by leading its North American tire division. He is a member of the Board of Directors of Mohawk Industries and Snap-On Inc. He is also a member of the Kent State Foundation Commission, an advisor to the Board of Trustees of the Manufacturers Alliance/MAPI and a member of the Board of Advisors of Prism Funds.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Fiedler to serve as a director of the company: significant executive management experience gained as an executive officer at Fortune 500 companies publicly traded on the New York Stock Exchange; strong international experience gained as a Chairman of the Board of Directors of BorgWarner; financial expertise acquired as a Chairman of the Board and member of three audit committees; and board experience gained as a director of four publicly-held companies and also as chairman of compensation and governance committees. In summary, Mr. Fiedler has board-level leadership abilities that are particularly relevant for the company due to his extensive knowledge of the global automotive sector and its associated dynamics surrounding technology, manufacturing and customer satisfaction.

Jean-Paul L. Montupet—Age 66

Director since April 2012

Mr. Montupet served as President of Emerson Europe SA until December 2012, and had served as an Executive Vice President of Emerson Electric Co. since 1990 where he was responsible for its Industrial Automation Business. Since 2002, Mr. Montupet has served on the Board of PartnerRe Ltd., a leading global reinsurer; he became non-Executive Chairman in 2010 and he is also Chairman of the Nominating and Governance Committee and a member of the Risk and Finance Committee. In 2006, Mr. Montupet was elected to the board of directors of Lexmark International Inc., a leading provider of imaging products and services. In addition, Mr. Montupet is a director of IHS Inc. and Assurant, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Montupet to serve as director of the company: significant executive management experience gained as an executive officer at a global Fortune 500 company publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Emerson Electric Co., a company with more than 129,000 employees and 250 manufacturing locations worldwide; financial expertise acquired as a president and as a chief financial officer and serving on the audit committees of two publicly-traded companies; strong educational background with an advanced business degree from HEC Paris, one of the top business schools in Europe; and additional experience gained as a director of another publicly-traded company listed on the NYSE and the Paris Stock Exchange.

Class III Directors—Terms Expiring at the 2016 Annual Meeting of Shareholders

Jacques Esculier—Age 54

Director since July 2007 and Chairman since May 2009

Jacques Esculier has served as our Chief Executive Officer and Director since July 2007. Since May 2009, he has also served as our Chairman of the Board. Prior to July 2007, Mr. Esculier served as Vice President of American Standard Companies Inc. and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for American Standard’s Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining American Standard in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles and Vice President of Aftermarket Services—Asia Pacific based in Singapore.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Esculier to serve as our Chairman and Chief Executive Officer: significant executive management experience gained as an executive officer at two Fortune 500 companies publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of American Standard; and financial expertise acquired as chief executive officer with the chief financial officer as a direct report and by holding several senior management positions. In summary, Mr. Esculier has multi-cultural leadership and outstanding strategic abilities to steward and sustain the company’s performance as it maintains its position as an industry innovation leader while pursuing global expansion and excellence in execution.

Kenneth J. Martin—Age 60

Director since July 2007

Mr. Martin served as the Chief Financial Officer and Vice Chairman of Wyeth (formerly American Home Products) from 2000 to 2007, before retiring in 2007. Mr. Martin joined American Home Products in 1984 as Assistant Director of Corporate Compliance and subsequently held the positions of Assistant Vice President of Finance for American Home Food Products. In 1989, he was appointed Vice President and Comptroller of American Home Products Corporation. In 1992, he became Executive Vice President for American Home Food Products. Two years later, he was promoted to Executive Vice President of Whitehall-Robins Healthcare and in 1995, President of American Home Food Products. He was named President of Whitehall-Robins Healthcare in 1997 and Senior Vice President and Chief Financial Officer of Wyeth-Ayerst Pharmaceuticals in 1998. In 2000, he was appointed Senior Vice President and Chief Financial Officer of Wyeth and in 2002 he was named Executive Vice President and Chief Financial Officer. In September 2013, Mr. Martin was appointed to the board of directors of Cubist Pharmaceuticals, Inc.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Martin to serve as a director of the company: significant executive management experience gained as an executive officer of a Fortune 500 company, publicly traded on the New York Stock Exchange; strong international experience gained as an executive officer of Wyeth; financial expertise acquired as a chief financial officer and by serving on two audit committees; and board experience gained as a member of our Board of Directors and Chairman of our Audit Committee, and a member of the executive committee of another publicly-held company. In summary, Mr. Martin has financial management and corporate compliance expertise that strongly contributes to the company’s success as a global operating entity in an industry that is subject to different safety and environmental regulations in different countries around the world where trucks, buses and trailers are manufactured, used or exported.

Donald J. Stebbins—Age 56

Director since September 2007

Donald J. Stebbins served as Chairman and Chief Executive Officer of Visteon Corporation until August 2012. As Chairman and Chief Executive Officer he was responsible for leading Visteon’s long-term strategy and overseeing the company’s global operations and administrative functions. Mr. Stebbins joined Visteon in 2005 as President and Chief Operating Officer, and was elevated to Chief Executive Officer effective June 1, 2008 and to Chairman effective December 1, 2008. He served on Visteon’s board of directors from December 2006 until August 2012. In March 2012, Mr. Stebbins was appointed to the board of directors of ITT Corporation. Mr. Stebbins has more than 20 years of leadership experience and a solid history of performance in managing global business issues.

Mr. Stebbins joined Visteon from Lear Corp., where he was President and Chief Operating Officer of Lear’s operations in Europe, Asia and Africa. Prior to that position, he was President and Chief Operating Officer of Lear’s operations in the Americas. Mr. Stebbins joined Lear in 1992 as Vice President and Treasurer. He held various financial positions of increasing responsibility with Lear, including a 1997 promotion to Senior Vice President and Chief Financial Officer. Previous to Lear, Mr. Stebbins held positions at Bankers Trust Company and Citibank.

The Board of Directors concluded that the following experience, qualifications and skills qualified Mr. Stebbins to serve as a director of the company: significant executive management experience gained as an executive officer of two Fortune 500 companies that are publicly traded on the New York Stock Exchange; strong international experience gained as Chairman and Chief Executive Officer of Visteon; financial expertise acquired by holding various financial positions of increasing responsibility with Lear, including the position of Senior Vice President and Chief Financial Officer and also by holding various positions with banks; and board experience gained as a member of the Board of Directors of a publicly-held company. In summary, Mr. Stebbins has global leadership abilities, as well as deep connections with the corporate culture of the global automotive industry and is a contributor to the company’s strategy of geographic expansion while maintaining a leading technology and industry position in the Americas.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of six meetings in 2013. The standing committees of the Board of Directors are the Audit Committee and the CNG Committee. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2013.

The table below provides committee assignments and 2013 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia	X
Juergen W. Gromer	X
Jean-Paul L. Montupet			X	*+
Kenneth J. Martin	X	*
Michael T. Smith			X
Jacques Esculier
John F. Fiedler			X
Donald J. Stebbins			X
Mary L. Petrovich	X
2013 Meetings	9		6

*	Indicates Committee Chair.
+	In October 2013, Mr. Montupet replaced Mr. Smith as Chair of the CNG Committee.

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The Audit Committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and Annual Report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing with management and the independent auditors the company’s actions and activities concerning risk assessment and risk management;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent auditors and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Martin, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the CNG Committee. Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The CNG Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning compensation of directors;

•

reviewing and making recommendations concerning executive officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all executive officers, evaluating performance against objectives and based on its evaluation, approving base and incentive compensation for all executive officers except for the Chairman and Chief Executive Officer, whose base and incentive compensation is recommended by the CNG Committee and approved by the independent members of the Board; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the CNG Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of the CNG Committee in the Compensation Process” in this proxy statement.

Our Board of Directors includes several directors with European and international leadership experience which we believe provides the diversity of perspective necessary for a European-based company listed in the United States with increasingly global operations and sales. While international leadership experience is important to our CNG Committee in considering potential director nominees, as described in “Other Matters—Director Nominations” below, our CNG Committee will also consider judgment, age, skills, gender, ethnicity, race, culture, diversity of thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise.

Risk Oversight

Our Board of Directors oversees risk management and risk assessment both directly and indirectly through the board committees. Board oversight is enterprise-wide, with a particular focus on five primary areas of risk:

strategic, operational, financial, compliance and governance. To organize its risk oversight responsibilities, our Board of Directors reviews a comprehensive risk governance scorecard that identifies all of the material risk categories within these five primary areas and identifies a responsible person or “owner” among our senior management for managing that risk. Each risk category is then assigned to the full Board of Directors or to one or more of the board committees for primary monitoring responsibility. Both the company processes for managing the risk and the Board’s (or committee’s) processes for monitoring the risk are clearly set forth in the risk governance scorecard and both these processes and the delegation of responsibilities in the scorecard will be reviewed annually by our full Board of Directors.

Our audit committee focuses on financial risk, including internal controls, and receives regular reports from members of senior management, including our Chief Financial Officer, Controller, Chief Legal Officer, Treasurer, Vice President, Taxes and General Auditor. Our CNG Committee focuses on the risks associated with leadership assessment, management succession planning, corporate governance and executive compensation programs and policies. Each of these committees regularly reports to the full Board of Directors. In addition, our Board of Directors oversees the company’s strategic planning and receives reports at the beginning of each year regarding our annual operating plan and budget as well as our long-term planning and strategy.

Risk Assessment of our Compensation Program

In designing our compensation program for our executive officers, including our named executive officers, our CNG Committee structures such programs to balance reward and risk, while mitigating the incentive for excessive risk-taking. The possibility of excessive risk-taking is limited by the following measures:

•	Base salaries are fixed amounts at market competitive levels;

•

Annual and long-term incentive plans are based on a balanced mix of complementary general corporate financial measures and do not take into consideration any specific/individual results of business units;

•	Maximum payouts under our annual and long-term incentive plans are capped;

•

Our long-term incentive plan is comprised of a balanced portfolio of performance-based cash incentive awards, performance-based stock units (“PSUs”) and time-vested restricted stock units (“RSUs”) that vest over multiple years, or after multiple years (i.e., cliff vesting for PSUs), which aligns our named executive officers’ interests with our shareholders’ interests;

•	Cash and equity incentive awards are subject to forfeiture upon termination;

•	Members of the CNG Committee approve the final incentive awards after reviewing the executive and corporate performance achievements and may utilize negative discretion;

•

The company adopted an incentive pay recoupment policy, also referred to as a “clawback,” that requires recovery from executive officers of any Annual Incentive Plan awards for 2012 and later years, if such compensation was received during the three-year period preceding the date of a restatement of any financial statements due to material non-compliance with the financial reporting rules;

•	All of our directors and officers, including our named executive officers, are subject to stock ownership guidelines, as described below; and

•

In 2013, we adopted a policy to prohibit our officers and directors from pledging, hypothecating, or otherwise encumbering our common stock as collateral for indebtedness, and we continue to prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds).

Our CNG Committee has determined that our executive as well as employee compensation programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The CNG Committee will continue to periodically oversee and monitor risk in our compensation program.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the company’s 2013 Annual Meeting of Shareholders.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chairman and Chief Executive Officer, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Corporate Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section  16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Board Leadership Structure

From August 2007 through May 2009, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the company was a newly independent stand-alone public company after the Spin-off, and also due to the fact that the Board was newly constituted and, in large part, unfamiliar with the Chief Executive Officer. Based in part on the strong governance structure established by our then non-executive Chairman of the Board, the Board’s increasing familiarity and comfort with the Chief Executive Officer and in recognition of the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. In 2009, our Board of Directors unanimously approved a proposal to combine the Chairman of the Board and Chief Executive Officer roles and appointed Jacques Esculier as Chairman of the Board. In connection with this appointment, our Board of Directors created the position of Lead Director and appointed James Hardymon, a former director who served previously as our non-executive Chairman of the Board, to such position effective as of the same date. Upon the retirement of Mr. Hardymon from the Board in May 2012, Michael T. Smith was appointed as our Lead Director.

As the Chairman of the Board, Mr. Esculier provides leadership to the Board and works with the Board to define its structure and activities in fulfillment of its responsibilities. Our Lead Director’s duties include presiding at all meetings of the company’s non-management directors and, in consultation with the Chairman of the Board, developing the agendas for the board meetings and determining the appropriate scheduling for board meetings. Our Lead Director also acts as a liaison between the company’s Chairman of the Board and the company’s non-management directors and assists the company’s independent directors in discharging their duties to the company and its shareholders. A more detailed description of the role of our Lead Director is included in our Corporate Governance Guidelines.

Communication with the Company’s Board of Directors

Our Lead Director presides over all executive sessions of the non-management directors. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: Chief Legal Officer, c/o WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Your message will not be screened or edited before it is delivered to the Lead Director. The Lead Director will determine whether to relay your message to other Board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Corporate Governance Guidelines, including our definition of director independence, as well as the charters for the Audit Committee and the CNG Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Corporate Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Chief Legal Officer, WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16

REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy, a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The Chief Legal Officer is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the Chief Legal Officer, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10% of the outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. The SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. To the company’s knowledge, with respect to the fiscal year ended December 31, 2013, all applicable filings were timely filed, except that on March 21, 2013, a late Form 4 was filed for Christopher Harrison to report the March 1, 2013 issuance of RSUs, and on March 11, 2014, a late Form 4 was filed for Jason Campbell to report the March 25, 2013 receipt of a grant of 100 unrestricted fully vested shares of common stock.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm (“independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2013 and 2012 were as follows:

Type of Services(1)	2013	2012
	(in thousands)
Audit	$2,750	$2,784
Audit-Related	$35	$66
Tax	$358	$495
All Other	—	—

Total	$3,143	$3,345

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2014 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

Representatives of Ernst & Young Belgium will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2014.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the Annual Report with the company’s management and independent auditors.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standard Board No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2013, for filing with the U.S. Securities and Exchange Commission.

Members of the Audit Committee:

Kenneth J. Martin, Chairman

G. Peter D’Aloia

Juergen W. Gromer

Mary L. Petrovich

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We seek to closely align the interests of our named executive officers (“NEOs”) with the interests of our shareholders. Our compensation programs are designed to reward our NEOs for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding incentives that encourage unnecessary or excessive risk-taking. Our NEOs’ total compensation is comprised of a mix of base salary, annual cash incentive awards and long-term incentive awards that include both performance-based cash and equity awards.

For 2013, our NEOs were:

• Jacques Esculier	Chairman of the Board and Chief Executive Officer

• Jason Campbell	Interim Chief Financial Officer and Controller

• Leon Liu	President, Asia

• Michael E. Thompson	Vice President, Compression & Braking

• Nikhil Varty	President, Americas and Vice President, Mergers & Acquisitions

• Ulrich Michel[1]	Former Chief Financial Officer

• Christopher Harrison[1]	Former Chief Human Resources Officer

2013 Performance2

Fiscal 2013 was yet another highly successful year for WABCO. In terms of growth, the Company’s increase in sales strongly outperformed a volatile global market for truck and bus production. WABCO also achieved a new record for annual performance net income. Specific achievements in 2013–which were also tied to target levels for variable award payouts–included:

•

Sales/Sales Growth: WABCO reported sales of $2.7 billion, up 9.3% in local currencies, year on year, while global truck and bus production had limited growth of around 3%, compared to a year ago. At the same time, we delivered yet another year of outperformance compared to the overall market by increasing the levels of WABCO content per vehicle and by expanding our market share. As part of this success, WABCO increased its global aftermarket sales by 7.1%, setting a new record for annual aftermarket revenues on a currency-adjusted basis.

•	Gross Profit Margin: WABCO reported gross profit margin of 30.6%, up from 29.6% from 2012.

•

Performance Operating Income: WABCO reported performance operating income of $355.4 million, up from $335.6 million a year ago. Excluding significant transactional foreign exchange impacts, WABCO delivered a solid incremental operating margin at 25%, which represents the ratio of increase in performance operating income in 2013 to WABCO’s growth in sales.

[1]	Messrs. Michel and Harrison are no longer employed by the company. On July 25, 2013, Mr. Michel provided notice of his resignation from the company effective October 11, 2013. Mr. Harrison separated from the company on December 31, 2013.

[2]

The summary of our 2013 financial performance includes certain non-GAAP financial measures. Performance operating income, performance net income and performance net income per diluted share are non-GAAP financial measures that exclude separation and streamlining items, the one-time impact from an adjustment to our U.K. pension plan, the European Commission fine indemnification, and discrete and other one-time tax items, as applicable. Free cash flow is a non-GAAP financial measure that presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. See Appendix B for a reconciliation to the most comparable GAAP measures.

•

Performance Net Income and Earnings Per Diluted Share: WABCO reported performance net income attributable to the Company of $317.4 million or $5.01 of earnings per diluted share, up from $291.6 million or $4.46 of earnings per diluted share a year ago. In particular, WABCO’s earnings of $5.01 per diluted share on a performance basis represent a new annual record in delivering value for our shareholders.

•

Gross Materials Productivity: WABCO’s Operating System is our globally standardized manufacturing and management environment. In 2013, it achieved new productivity records while enabling the company’s fast and flexible responses to volatile market changes quarter after quarter. WABCO’s materials and conversion productivity measures the extent to which the company has reduced the cost of its purchased materials and the factory costs associated with converting such materials into finished products. WABCO’s Operating System delivered $84.2 million of materials and conversion productivity, a new annual record. It generated gross materials productivity of 5.3%, another robust result.

•

Free Cash Flow/ROIC: In 2013, WABCO generated free cash flow of $280.7 million, up from $257.8 million a year ago, which represents an 88% conversion of performance net income into cash flow. In addition, the Company continued to invest in its global capabilities and infrastructure to support further growth. Even with such strategic investments in 2013, WABCO generated a return on invested capital of 45.9%, which compares to 46.6% from the prior year.

In summary, 2013 was another very successful year for WABCO during which the company continued to differentiate its products and services in the global marketplace, bringing customers value-based vehicle safety and efficiency solutions in every region of the world. WABCO’s successful differentiation continued to yield outstanding results as we maintained our leadership position in the global commercial vehicle industry through our three-pillar strategy of technology leadership, globalization and excellence in execution.

Pay-for-Performance

We believe that there is a strong correlation between our financial performance results, which were used to determine the payments under our incentive plans, and our stock performance. The following graph illustrates the five-year alignment between executive compensation for our CEO ending in 2013 and our total shareholder return which reflects prior-year stock performance. Note that our equity grants and cash incentives are typically made during the first quarter based on prior-year performance.

[1]

CEO Pay (in $000s) includes base salary and annual incentive awards earned during the applicable year, the cash-based Long-Term Incentive Plan (“LTIP”) award with a performance period ending in the applicable year, and fair value of RSUs or PSUs and option awards granted during the applicable year as determined under FASB ASC Topic 718.

[2]	Total shareholder return (“TSR”) = stock price appreciation plus reinvested dividends. TSR is indexed to December 31, 2008 in the exhibit above.

Overview of 2013 Compensation Decisions and Actions

We believe the compensation decisions made by our CNG Committee and our Board of Directors in 2013 reflect our company’s continued strong performance for 2013 and improvements in the global economy. The following compensation actions were taken in 2013 by the CNG Committee, or by the independent members of the Board of Directors in the case of CEO compensation actions:

•

Base Salary: In May 2013, we increased the base salaries of each of our NEOs (except for Messrs. Harrison and Campbell) by between 2% and 5%, including an increase of 2.5% for our Chairman and Chief Executive Officer. These salary adjustments reflect the Committee’s review of market data as well as individual factors as discussed in “Components of 2013 Executive Compensation – Base Salary.”

•

Annual Incentives: After year end, the CNG Committee approved 2013 annual incentive plan award payouts at 159% to 175% of target for the NEOs, with the CEO’s award at 175% of his target award. These award levels reflect impressive individual and corporate performance, in all of the financial and non-financial goals.

•	Long-Term Incentives:

-	Cash LTIP: After year end, the CNG Committee also approved 2011-2013 long-term incentive plan cash award payouts at 118.6% of target. This performance included the achievement of our target earnings per share goal and the achievement at above the maximum level for our return on invested capital goal.

-	Equity-Based Grants: In February 2013, the CNG Committee made grants of equity-based incentives to the NEOs at target award levels. For the first time, the equity award value was evenly split between PSUs and RSUs. See “—Long-Term Incentive Program—2013 Annual Equity Awards.”

•

Omnibus Incentive Plan: In May 2013, our shareholders approved the amendment and restatement of our Omnibus Incentive Plan. The amended and restated plan provides WABCO with the ongoing ability to award a mix of PSUs and RSUs in order to further align incentives directly with our long-term business goals

Executive Compensation Policy and Governance Highlights

We strive to maintain strong corporate governance practices with respect to executive compensation. The following highlights to our executive compensation policies reflect our commitment in this respect:

•

No Pledging or Hedging of Company Stock: We amended our Securities Trading Policy in 2013 to prohibit pledging, hypothecating, or otherwise encumbering our common stock by our officers and directors as collateral for indebtedness, and we continue to prohibit our officers and directors from holding our common stock in a margin account, or purchasing any financial instrument or entering into any short-term or speculative transaction that is designed to hedge or offset any decrease in the market value of our common stock (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, or exchange funds) or trading in options in company securities (other than those granted by the company).

•

No Excise Tax Gross-Ups: We do not provide for excise tax gross-up payments under our Change in Control Severance Plan, nor do we maintain any other agreements or arrangements which would provide similar benefits.

•

Balanced Performance Metrics: We provide a balanced compensation program that emphasizes at-risk incentive pay that is earned based on successful achievement of multiple complementary performance metrics.

•	Strong Stock Ownership Guidelines: We follow robust executive and director stock ownership guidelines, as well as mandatory holding periods.

•	Independent Compensation Consultant: Our CNG Committee retains an independent compensation consultant.

•

Recoupment Policy: We have an incentive pay recoupment policy, also referred to as a “clawback,” that requires the company to recover from any current or former executive officer certain incentive pay amounts as described in “—AIP Clawback.”

•

Restrictive Covenants and Equity Recoupment: All equity compensation granted after January 1, 2012 under our Omnibus Incentive Plan is subject to recoupment by the company in the event that a recipient breaches certain confidentiality, non-solicitation, non-competition or other contractual arrangements specified in the equity award agreements. Option gains or share value received within 12 months prior to breach of restrictive covenants will also be subject to recoupment.

•

Strong Risk Management: We maintain a strong risk management program, which includes our CNG Committee’s oversight of the ongoing evaluation of the relationship between our compensation programs and risk.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2013 compensation of our NEOs.

2013 “Say-on-Pay” Advisory Vote on Executive Compensation

We provided shareholders a “say-on-pay” advisory vote on our executive compensation in May 2013 pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and SEC rules. At our 2013 Annual Meeting of Shareholders, shareholders expressed strong support for the compensation of our NEOs, with approximately 99% of the votes cast (disregarding abstentions) for approval of the “say-on-pay” advisory vote. We received similar strong support at our two prior annual meetings. Approximately 97% of the votes cast (disregarding abstentions) at each of our prior two annual meetings were for the approval of the compensation of our NEOs.

The CNG Committee carefully evaluated the results of the 2013 annual advisory “say-on-pay” vote, and although the “say-on-pay” vote is advisory and is not binding on our Board of Directors, the CNG Committee took the strong level of approval into consideration in determining that our current compensation philosophy and objectives remain appropriate for use in determining the compensation of our NEOs.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total cash compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. We generally seek to compensate our executives at approximately the median level of total compensation, including equity-based incentives, among similarly-situated executives in our peer group when we set target compensation levels. See the section entitled “Peer Group and Benchmarking” below for more information about our peer group.

Our compensation program generally involves a mixture of fixed and variable and cash and equity compensation programs. Variable compensation programs are balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program components is designed to drive a complementary set of behaviors and outcomes.

•	Base salary and benefits are designed to attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities.

•	Annual performance-based cash awards are designed to focus our executives on short-term objectives to foster short-term growth and profitability.

•

Long-term incentives are designed to develop a clear line of sight and linkage to our long-term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, in the form of PSUs and RSUs, comprise the majority of long-term incentive value and are used to align the interests and financial opportunities of our executive officers with those of our shareholders.

•

Severance benefits and change of control plans are designed to neutralize the potential conflicts our executive officers may face in the context of a potential change of control or other possible termination situation and to facilitate our ability to attract and retain key executives as we compete in a global marketplace where such protections are commonly offered. As a European-based company with some European national executive officers, we also consider the effect of statutory severance and change of control benefits that may apply under the law of the executive’s country of citizenship and European Union law when designing our contractual severance benefits.

•	Other benefits and perquisite programs are evaluated in light of market practice, the law of the executive’s country of citizenship and European Union law.

Each of these elements is described in more detail below.

The CNG Committee evaluates all compensation and benefit programs and decisions in light of the total compensation package awarded to each NEO (including the impact of how these programs and decisions impact other elements of compensation). To that end, the CNG Committee annually reviews all of the components of each NEO’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested and unvested options and stock units, proceeds from exercised options, and other benefits and perquisites. The CNG Committee’s review focuses on both the value of each NEO’s total compensation assuming continuing employment, as well as the additional compensation, if any, that the NEO could be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change of control of the company.

Compensation Mix

We believe that a significant portion of an executive’s compensation should be directly linked to our performance and the creation of shareholder value. To that end, our CNG Committee has structured our executive compensation program so that a high percentage of our NEOs’ total direct compensation (which includes base salary, cash incentives and equity incentives) is at risk. As illustrated and explained below for 2013, 80% of our Chief Executive Officer’s total direct compensation, and, on average, 67% of our other NEOs’ total direct compensation, is based on attaining performance goals or paid in the form of equity incentives.

1. The percentages attributable to cash incentives are based on the dollar amount payable due to attaining performance goals at target.

2. The percentages attributable to equity incentives are based on the potential fair market value at target levels of such incentives (including the fair value of RSUs and PSUs). In any given year, we may grant incentives that will exceed or fall below these target percentages.

We believe that our compensation program reinforces our pay-for-performance philosophy, has the flexibility to adapt to market conditions and has resulted in pay outcomes that are in line with our business performance.

Role of the CNG Committee in the Compensation Process

As required by its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. The CNG Committee reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our Board the compensation of our Chairman and Chief Executive Officer. The CNG Committee also sets performance goals for all performance-based compensation, and reviews and certifies payouts of awards based on its evaluation of the company’s performance and the executive officers’ performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Pearl Meyer & Partners (“PM&P”) as its independent outside compensation consultant to provide executive compensation market analysis and insight with respect to our executive officers, including our NEOs. PM&P only provides services to the CNG Committee with respect to executive and director compensation and does not provide any other services to the company. The CNG Committee meets regularly with PM&P in executive session without management present. The CNG Committee has reviewed its relationship with PM&P in light of the independence factors set forth in applicable SEC and NYSE rules and concluded that its retention of PM&P as its compensation consultant does not raise any conflict.

Role of Management in the Compensation Process

Our Chairman and Chief Executive Officer works with our Chief Human Resources Officer to make recommendations to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. At the CNG Committee’s request, our Chairman and Chief Executive Officer attends meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive team, but is not present when his own compensation is discussed. All decisions regarding NEO compensation are ultimately made by the CNG Committee.

In addition, under our governance documents, our independent Board members are required to approve all compensatory programs, awards or payouts relating to our Chairman and Chief Executive Officer, upon recommendations from the CNG Committee.

At the direction of the CNG Committee, our human resources department provides compensation-related information to PM&P relating to our executive officers that PM&P uses as part of its development of market competitiveness analyses and recommendations for executive compensation program design.

Peer Group and Benchmarking

The peer group comprises 17 companies reflecting both U.S. and European publicly-traded companies that operate in the same industry sector, compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. Our peer group is reviewed annually by the CNG Committee to ensure its ongoing relevance. Each year, the peer group has been comprised of companies of similar size in a range of approximately one-third to three times our revenue, market value and enterprise value. No changes were made to the peer group for 2013.

The following companies are WABCO’s peers for compensation benchmarking purposes in 2013:

U.S. Based	Non-U.S. Based
BorgWarner Inc.	Autoliv, Inc.
Cooper Tire & Rubber Company	Brembo S.p.A.
Harman International Industries, Incorporated	GKN plc
Meritor, Inc.	Haldex AB
Modine Manufacturing Company	Sogefi S.p.A.
Polaris Industries Inc.	Trelleborg AB
Sauer-Danfoss Inc.[1]	Valeo SA
Snap-On Incorporated
Tenneco Inc.
Westinghouse Air Brake Technologies Corporation

[1]	In April 2013, Sauer-Danfoss Inc. was taken private and is no longer a member of our peer group.

Our CNG Committee monitors our peer group and may adjust it in the future as appropriate. In the first quarter of 2014, after consultation with PM&P, the CNG Committee reconstituted the peer group to consist entirely of U.S. based companies. This decision was based on the CNG Committee’s determination that the peer group as modified better reflects WABCO’s U.S.-styled executive compensation program and positions the company closer to the peer group’s median size for sales and market capitalization.

We generally seek to compensate our executives at approximately the median level of total compensation among similarly-situated executives in our peer group when we set compensation levels for targeted levels of performance. Our compensation philosophy emphasizes at-risk incentive pay, including long-term cash incentives and equity-based incentives. In general, our compensation philosophy with respect to long-term incentives is more comparable with U.S. best practices, so we place greater emphasis on the median values of long-term incentives of our U.S.-based peer companies when benchmarking those pay elements.

Components of 2013 Executive Compensation

Base Salary

We develop base salary guidelines for our NEOs generally at the median of our peer group companies, employing analyses developed by PM&P. Company management and PM&P may also review compensation data from various survey providers to provide additional general benchmarking context. However, the CNG Committee’s salary decisions are based upon market data as well as the individual’s responsibilities and more subjective factors, such as the CNG Committee’s assessment of the officer’s individual performance and expected future contributions and leadership. The CNG Committee reviews base salaries for our officers every year, but may decide not to make adjustments every year.

Pursuant to its annual review of base salary levels, in May 2013, the CNG Committee recommended and the Board approved the following increases for our NEOs: Mr. Esculier (2.5%); Mr. Liu (5%); Mr. Thompson (2%); Mr. Varty (2%); and Mr. Michel (2%). These increases were designed to more closely align our NEOs’ base salaries with the median level of our peer group.

The following table lists the base salaries of our NEOs in 2012 and 2013:

Names	2012		2013
Jacques Esculier		$1,040,000	$1,066,000
Jason Campbell(1)		$160,000	$190,000
Leon Liu		$366,336	$384,653
Michael E. Thompson		$350,000	$357,000
Nikhil M. Varty		$360,500	$367,710
Ulrich Michel		$475,000	$484,500
Christopher Harrison	$	N/A	$365,000

(1)	Mr. Campbell received a raise in February 2013 in connection with his promotion to Vice President and Controller.

Variable Cash Compensation

We offer an annual incentive program (“AIP”) and a cash-based, three-year long-term incentive program (“Cash LTIP”) for our NEOs. Awards under both the AIP and the Cash LTIP are issued each year under the company’s Omnibus Incentive Plan. The CNG Committee seeks to establish performance goals for the new AIP and Cash LTIP performance periods at its first or second meeting each year, but in no event later than March 31. Target awards under both the AIP and the Cash LTIP are fixed as a percentage of the executive’s base salary. Each NEO’s business manager or management agreement provides for specific target AIP and Cash LTIP award percentages. None of our NEOs received any increase in their AIP or LTIP target percentages in 2013. Any increases in target AIP or LTIP dollar values for 2013 were solely due to changes in the base salary levels.

Annual Incentive Program

Our AIP is based upon achievement of financial and non-financial performance goals that are primarily derived from our annual operating plan. AIP award opportunities are typically set so that achieving the target level of performance results in a cash payment that is approximately at the median or 50th percentile of annual incentives paid by our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved. The CNG Committee and the Board of Directors review and approve our annual operating plan to ensure that the AIP goals are sufficiently challenging and set at levels consistent with internal and external market performance expectations. The chart below illustrates the alignment between our CEO’s AIP award payouts and the company’s traditional financial targets: sales, gross profit margin, performance net income and free cash flow.

[1]

No amounts are shown for 2009 because the AIP program was cancelled due to the global financial crisis. As a result, in addition to 2010-2013, we included for comparative purposes the AIP awards granted in 2008.

Fiscal Year 2013 Annual Incentive Plan

In March 2013, our CNG Committee determined the maximum amounts payable to our executive officers for AIP awards for the 2013 performance year by establishing a pool equal to 10% of company earnings before interest and taxes with 35% of the pool allocated to our Chief Executive Officer at maximum, subject to any applicable limits under the Omnibus Incentive Plan, and the remainder allocated evenly among the other executive officers at maximum. The AIP pool established by the formula described above represented the maximum amount that the CNG Committee could approve for payment – not the expected amount. Our CNG Committee generally exercises its discretion to pay less than the maximum amount after considering the financial and non-financial performance goals described below.

The 2013 AIP was designed so that the achievement of financial goals received 80% weighting and the achievement of non-financial goals received 20% weighting, which is the same weighting as in all prior AIPs since 2008. AIP payouts equal the percentage of the performance goal achieved multiplied by the participant’s annual target AIP percentage. Annual target AIP percentages under this program are established for each participant as a percentage of base salary. Each financial and non-financial goal may be overachieved and funded up to 200%. The resulting award amounts are then adjusted by an individual performance score ranging from 0-200%. Thus, while the maximum possible overachievement is 400% of target, the average award since 2008 has been 166% of target and the highest award we have ever paid to an NEO was 222% of target. In between threshold and maximum performance, achievement levels and payouts are interpolated using a defined performance curve.

The performance goals established by the CNG Committee included the following financial goals, each weighted 20%:

•	sales growth;

•	gross profit margin;

•	performance net income; and

•	free cash flow.

The CNG Committee believes that this mix of financial goals is complementary and well-balanced so that business trade-offs are appropriately reflected, e.g., sales growth vs. profitability, profit margin vs. additional investment, net income vs. cash flow, etc. The 80% weighting on financial goals also ensures that these key drivers of value for shareholders are the primary focus for management. Each year, the financial goals are set based on the company’s annual operating plan, which is designed to represent challenging—but attainable—performance levels. In setting AIP goals, the CNG Committee also considers internal and external performance expectations, the potential impact of global economic conditions on the variability of performance outcomes, the degree to which prior year results were atypical, changes in corporate tax rates and other legislation that may impact the company’s business prospects and other factors that may be relevant in a specific year.

“Sales growth” is the total increase in company sales. “Gross profit margin” is the ratio of gross profit to company sales expressed as a percentage. “Performance net income” is GAAP net income excluding separation and streamlining items, the one-time impact from an adjustment to our U.K. pension plan, the European Commission fine indemnification, and discrete and other one-time tax items, as applicable. “Free cash flow” measures net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property. Each of the metrics is calculated excluding the impact of foreign exchange.

The non-financial performance goals established by the CNG Committee related to improving gross material productivity and technical quality (measured by reference to product defects found on a “parts per million” basis). These measures drive cross-functional collaboration to improve the industrialization of WABCO products and ensure that the development roadmaps and processes we have defined will be used to develop high quality products. Each specific non-financial goal established by the CNG Committee carried an equal weighting of 10%. These measures and weightings are the same as those included in the 2012 AIP.

For the 2013 AIP, based on our annual operating plan, our CNG Committee established the following financial goals, each weighted equally, and certified in February 2014 the following achievement levels and scores:

Measure	Threshold	Target	Maximum	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	$2,240 million	$2,490 million	$2,740 million	$2,642 million	160.6%
Gross Profit Margin	28.6%	30.1%	31.6%	30.5%	129.3%
Performance Net Income	$245 million	$275 million	$305 million	$316 million	200%
Free Cash Flow	$190 million	$220 million	$250 million	$281 million	200%
Aggregate Score For Financial Goals					172.5%

The achievement dollar amounts shown in this table differ from our actual achievements as shown in our executive summary, as they are based on the exchange rate prevailing when the performance targets of our AIP were established, while our reported numbers are based on the actual exchange rates for 2013.

Measuring achievement of the non-financial goals included in the 2013 AIP is in the discretion of the CNG Committee. For 2013, the CNG Committee scored our achievement against predetermined and aggressive targets at 83.3% with regard to improvements in our gross material productivity and 126.7% with regard to our goals with respect to technical quality. The aggregate score for our non-financial goals therefore amounts to 105%.

As a result, the company’s aggregate performance score for the 2013 AIP (applying an 80% weighting for the financial performance goals and 20% for the non-financial performance goals) was 159%, and the target award for each NEO was adjusted to reflect this percentage.

Lastly, the CNG Committee made further discretionary adjustments to each executive’s target award to reflect such executive’s individual performance. The CNG Committee based its individual performance adjustments for each of the other NEOs on the recommendations of Mr. Esculier. Mr. Esculier’s performance adjustment was determined by the CNG Committee and the independent directors as a group. The following is a summary of individual performance highlights for each NEO:

Jacques Esculier: Mr. Esculier demonstrated strong leadership in WABCO’s successful achievement of outperforming the market by 8% in sales growth in 2013. Also, due to Mr. Esculier’s leadership, WABCO superbly converted sales growth into additional operating income at an incremental margin of 25%, excluding foreign currency fluctuations. This success helped raise WABCO’s price-to-earnings multiple up to 16.4 and increase the company’s stock price by more than 40% to $93.41 at year end. Furthermore, Mr. Esculier was named among the “top 3” ranking for “Best CEO” in our sector by Institutional Investor magazine for the second year in a row.

Jason Campbell: As former Investor Relations Leader, Mr. Campbell was instrumental in WABCO being ranked Number 2 in “Investors Relations” by Institutional Investor magazine. Since October 2013, Mr. Campbell has also provided leadership and performed as Interim Chief Financial Officer, in addition to his new role as Vice President, Controller and Assistant Secretary.

Leon Liu: As President of WABCO’s Asia region, Mr. Liu’s leadership contributed to the company’s strong performance in a highly challenging market environment. Asia contribution income was $3 million higher than budget, despite $30 million less in customer sales. In particular, Mr. Liu responded effectively to a major market slowdown in India. Overall, Mr. Liu continued to grow WABCO’s leading position in Asia by outperforming the market by 8.4% in sales growth in China and by 7.5% in Japan/Korea.

Michael E. Thompson: As Vice President, Compression and Braking, Mr. Thompson’s leadership enabled WABCO to continue to generate growth in his business unit by gaining market share in air-disc brakes and actuators as well as in WABCO’s passenger car business, altogether outperforming the market by 7% in sales growth.

Nikhil Varty: As President of Americas and Vice President of Mergers & Acquisitions, Mr. Varty’s leadership enabled WABCO to continue to gain market share. He also further grew the reputation of the WABCO brand in North America where WABCO outperformed the market by 11% in sales growth. Mr. Varty also led the M&A process that triggered—and completed in February 2014—WABCO’s acquisition of Transics International, a leading provider of fleet management solutions in Europe.

The table below shows each NEO’s (other than Messrs. Michel and Harrison, who departed prior to such awards being paid) target annual incentive award, as adjusted by the company’s achievement of the financial and non-financial corporate goals (159%), and as further adjusted to reflect each NEO’s individual performance evaluation.

	Annual Incentive Target	Corporate Performance	Individual Performance	Actual Annual Incentive Payment
Jacques Esculier	$1,066,000	159%	110.3%	$1,870,000
Jason Campbell	$57,000	159%	110%	$99,693
Leon Liu	$230,792	159%	105%	$385,307
Michael E. Thompson	$214,200	159%	100%	$340,578
Nikhil M. Varty	$220,626	159%	100%	$350,795

Fiscal Year 2014 Annual Incentive Plan

In February 2014, our CNG Committee approved a cash AIP award opportunity based on the achievement of certain defined financial and non-financial performance goals. The financial performance goals established by our CNG Committee are related to sales growth, gross profit margin, performance net income and free cash flow.

Two non-financial performance goals were also selected that were designed to promote both quality production and material productivity efforts. Each of the financial goals is equally weighted and together they comprise 80% of the plan funding. The two non-financial goals are also equally weighted and comprise 20% of the plan funding. Each financial and non-financial goal may be overachieved and funded up to 200%, and resulting award amounts will be further adjusted by an individual performance score ranging from 0-200%. The 2014 AIP’s metrics and weightings are similar to the 2013 AIP.

AIP Clawback

We have adopted a clawback policy that requires the company to recover from any current or former executive officer any compensation received under our Annual Incentive Plan for 2013 and subsequent years if such compensation was received by the executive officer during the three-year period preceding the date by which the company files a restatement of any annual audited or unaudited interim financial statements due to material non-compliance with the financial reporting rules under the federal securities laws. The amount to be recovered is the difference, if any, between what such executive officer received and what such executive officer would have received had the financial measures against which payments were calculated been impacted by the accounting restatement. Under the clawback policy, our Board of Directors, based upon recommendations from the CNG Committee, will have the discretion to determine the amounts to be recouped from such executive officer. The company’s clawback policy will continue to be reviewed for possible changes in order to conform with implementation of the required clawback provisions under the Dodd-Frank Act.

Long-Term Incentive Program

Pursuant to the Omnibus Incentive Plan, the CNG Committee has authority to establish both equity and cash-based long-term incentive programs for our executive officers, including our NEOs. Our long-term incentive program is designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers’ wealth more closely to the performance of our stock price. Our CNG Committee originally designed our long-term incentive program so that approximately 70% of the value of any executive officer’s long-term incentive compensation would be comprised of annual equity awards split evenly between stock option awards and RSUs, both of which would vest ratably over a three-year period. In 2013, PSUs replaced stock options in the annual equity award, as discussed below. The remaining 30% of the value of an executive officer’s long-term incentive compensation would be comprised of the executive’s target Cash LTIP award, the attainment of which would be tied to the achievement of certain financial goals over a three-year performance period. The Cash LTIP complements the annual equity awards by focusing executives on specific long-term financial performance goals and also provides an opportunity for liquidity that does not require an executive to sell shares.

The performance goals for the Cash LTIP are established on a rolling basis and generally include three to four of the following measures: sales, revenues, earnings, internal rate of return, return on equity, return on invested capital, income, assets or earnings, earnings per share (on a fully diluted or undiluted basis), profit margin, incremental operating margin, operating expense ratios, income, cash flow, free cash flow, working capital targets, funds from operations or similar measures, capital expenditures, market share, share price, total shareholder return, appreciation in the fair market value or book value of the common stock, economic value added (net operating profit after tax minus the sum of capital multiplied by the cost of the capital), debt to equity ratios, debt levels, management of accounts and non-performing debt, acquisitions or strategic transactions, budget achievement, expense reduction or cost savings and inventory control/efficiency and costs. We also use non-GAAP “performance” versions of the financial measures referred to above which exclude separation and streamlining costs, one-time and discrete tax items, and the European Commission fine indemnification.

Total long-term incentive award opportunities are typically set so that achieving the target level of performance results in award values approximately at the median or 50th percentile of long-term incentives offered by our U.S. peer companies. The actual realized award value may be above the 50th percentile in years of strong financial and stock performance or below the 50th percentile, depending on the actual level of performance achieved. The long-term award value for an individual executive may also vary above or below the 50th percentile based on the CNG Committee’s consideration of an executive’s strategic impact, performance history or retention risk.

2011-2013 Cash LTIP

All of our NEOs participated in the 2011-2013 Cash LTIP.

Our CNG Committee based the 2011-2013 Cash LTIP on achievement against long-term financial goals relating to sales growth, earnings per share and return on invested capital. Adjustments were made to the actual performance for significant events that were not included in the plan (e.g., plants closing, streamlining costs, acquisitions and other major investments, divestitures, separation related expenses, etc.) and exchange rate impacts. These adjustments are consistent with the adjustments made in the AIP calculations for the same years covered. These three financial goals were chosen to complement the annual financial goals under the AIP awards.

For the 2011-2013 performance cycle, our CNG Committee set the following equally-weighted financial goals (no strategic or other non-financial goals were included for this cycle) and certified, in February 2014, the following achievement levels and scores:

Cycle Measure	Minimum (0%)	Target	Maximum (200%)	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	$2,500 million	Range from $2,850 million to $3,150 million	$3,500 million	$2,695 million	55.7%
Performance Earnings Per Diluted Share (“EPS”)(1)	$3.85	Range from $4.90 to $5.40 in 2013	$6.45	$4.98	100%
Return On Invested Capital	25%	3-year average of 35%	45%	47.4%	200%
Aggregate Score					118.6%

(1)	Performance Earnings Per Diluted Share refers to earnings per diluted share, excluding separation and streamlining items, the one-time impact from an adjustment to our U.K. pension plan, the European Commission fine indemnification, and discrete and other one-time tax items.

See footnote 2 to the “Summary Compensation Table” for the final award amounts paid to our NEOs under the 2011-2013 Cash LTIP.

2013-2015 Cash LTIP

In March 2013, our CNG Committee approved a Cash LTIP based on the achievement of certain defined financial performance goals consistent with its prior practice. The financial performance goals established by our CNG Committee are related to sales growth, performance earnings per diluted share and return on invested capital. Each of the financial goals is equally weighted. Furthermore, our CNG Committee has discretion to upgrade or downgrade the Cash LTIP results by 25%. The CNG Committee has not applied upward discretion to the Cash LTIP awards since 2010, when it increased the 2007-2009 cycle from 83% to 100% of target, based on the CNG Committee’s review of the difficulty of the target performance goals after taking into consideration the economic environment. Awards under this overlapping long-term cash incentive program will only be paid, if earned, after the end of 2015.

2013 Annual Equity Awards

As discussed above, annual equity awards are part of our long-term incentive program. On February 5, 2013, the Board approved a recommendation by the CNG Committee to modify the design of the company’s Long-Term Incentive Program under the Plan. Historically, the annual equity incentive awards that are part of the company’s Long-Term Incentive Program were granted in the form of a combination of stock options and RSUs, both of which vest ratably over three years following the date of grant. Commencing in 2013, the company replaced the stock options component with PSUs, the vesting of which would occur, if at all, and at levels, depending upon the achievement of three-year cumulative performance earnings per share goals approved by the CNG Committee. The performance earnings per share goals are aligned with the company’s strategic business plan and the CNG Committee believes that investors are keenly focused on this important measure of long-term company success.

We believe PSUs:

•	provide more direct linkage with long-term business goals;

•	strengthen retention due to three-year cliff vesting; and

•	are preferable to options because dilution overhang from stock options can last up to 10 years, while dilution overhang from PSUs is typically three years.

On February 22, 2013, each of our NEOs was granted his target award opportunity in a combination of RSUs and PSUs. The value an executive ultimately realizes is directly aligned with long-term value creation for shareholders and may differ from the target opportunity. See the “Grants of Plan-Based Awards” table for a break out of the annual equity awards granted to our NEOs in 2013.

All of our equity award agreements entered into after December 2011 permit the company to recoup equity compensation in the event a recipient breaches certain confidentiality, non-competition and other contractual arrangements during employment or within twelve months after termination of employment.

Special Stock Awards

The CNG Committee may periodically consider equity awards that are not part of an executive’s annual awards. In determining to grant special awards, the CNG Committee considers unique circumstances that may include recognition upon promotion, competitive hiring needs, retention of executives with key strategic impact and other factors at the CNG Committee’s discretion. In February 2013, the CNG Committee approved a sign-on grant to Christopher Harrison in the amount of 2,911 RSUs. The grant was intended to keep Mr. Harrison whole relative to the opportunity for similar compensation elements that he forfeited from his prior employer upon accepting an offer to join the company.

Additionally, each year, our Chairman and Chief Executive Officer recognizes approximately ten WABCO employees with a “Chairman’s Award” for exceptional performance during the prior year. The award includes a special grant of 100 fully vested, unrestricted shares of our common stock. In March 2013, Jason Campbell received the Chairman’s Award in recognition of his exceptional performance in 2012.

Executive Stock Ownership and Stock Holding Guidelines

Our stock ownership and stock holding guidelines for our executive officers, including our NEOs, are designed to reinforce the goal of increasing WABCO equity ownership among our executive officers and other key managers and more closely align their interests with those of our shareholders. Our executive officer stock ownership and stock holding guidelines are as follows:

•	for the Chief Executive Officer: 6x base salary; and

•	for all other NEOs: 3x base salary, except for Mr. Campbell, whose stock ownership guideline is 1x base salary, consistent with other WABCO executives at his level.

Equity ownership that counts towards this ownership goal includes shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), shares underlying vested and unvested time-based RSU awards, vested PSU awards, net shares acquired through stock option exercise and shares acquired on the open market. Vested and unvested stock options and unvested PSU awards do not count towards satisfying the guideline goals.

Participants, including our NEOs, have five years from January 1, 2011 or, if later, upon becoming an executive officer, to meet the stock ownership guidelines. Messrs. Esculier, Campbell, Liu and Varty have already met their individual requirements.

We also require our NEOs to hold our equity upon vesting of restricted stock, RSUs and PSUs and upon exercise of stock options in certain situations, as follows:

•

All executive officers must hold net after-tax shares received (or credited) upon vesting of restricted stock, RSUs and PSUs for a period of six months after the shares have vested. This mandatory holding requirement applies to any outstanding, unvested grants of restricted stock, RSUs, or PSUs.

•

All executive officers must hold net gain shares received upon exercise of vested stock options for a period of six months after the exercise if they do not yet meet the stock ownership guidelines at the time of exercise. Net gain shares are the shares remaining after payment of the option exercise price and any related taxes. This mandatory holding requirement applies to any stock option grants made after January 2011.

The minimum number of shares to be held by each officer is calculated annually on the first business day of March using the average of the stock prices of the company’s common stock on the NYSE for the past year. The stock price for each trading day within the one-year time period will be the average of the high and low sales prices of the company common stock on the NYSE on that date. In the event of a base salary change or a promotion to a higher executive level, the executive will have five years from the date the change was implemented to acquire additional shares needed to fulfill the stock ownership guidelines. During the first five years, the CNG Committee will review annually each executive’s company stock ownership. After the initial five-year period, the CNG Committee may review these guidelines to include specific penalties for failing to adhere to the recommendations. There may be instances in which the stock ownership guidelines would place a substantial hardship on an executive or unusual circumstances that may prevent the executive from complying with the guidelines. These circumstances may apply to all executives in the company, such as a financial crisis impacting the entire stock market or circumstances generating unusual volatility in the company’s share price, or be particular to an individual, such as a court order in the case of a divorce settlement or estate planning transactions. In such circumstances, the guidelines may be waived or modified in the sole discretion of the company’s CNG Committee.

Retirement Benefits

During 2013, Messrs. Esculier, Michel and Thompson participated in our Belgian benefit plans which include retirement, death, disability and medical coverage. With regard to retirement contributions, we have agreed to contribute to such plan, on an annual basis, an amount equal to 9% of Mr. Esculier’s base salary and target annual incentive award, and for Messrs. Michel and Thompson, amounts equal to 9% of their base salary and 4.5% of their target annual incentive award. See “—Employment Matters—Transition to “Business Manager” Status for Named Executive Officers.”

We have also established a tax-qualified 401(k) plan, in which all of our U.S. employees were eligible to participate. In addition, all employees whose eligible compensation exceeds limits imposed by the U.S. Internal

Revenue Code participate in our Supplemental Savings Plan. Under the Supplemental Savings Plan, the company credits 3% on eligible compensation between the tax code limits and $250,000, plus a matching contribution of up to 6% on all eligible compensation in excess of the tax code limits, based upon the employee’s contribution election to the tax qualified 401(k) plan.

Perquisites

We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. We currently offer to our executive officers, including our NEOs, financial planning, an executive health exam and an executive life insurance policy as well as tax return preparation assistance. In addition, our NEOs working outside of their home country are eligible to receive certain other perquisites, including a housing allowance, home leave, a company car and tuition reimbursement for dependent children, which perquisites are consistent with market practices for such expatriate executives.

Payments upon Severance or Change of Control

Under the business manager agreements we have entered into with our NEOs (discussed below), certain severance benefits will be provided if their service is terminated by us without cause or if they terminate their service for good reason. We believe that severance payments to these officers are appropriate in these specified circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each NEO (other than Messrs. Michel and Harrison) would receive upon a termination of service as of December 31, 2013 is included in “Executive Compensation—Severance Benefits as of December 31, 2013” below. The amounts paid or earned by Messrs. Michel and Harrison are set forth in the “All Other Compensation” column to the Summary Compensation Table. See also “—Employment Matters—Separation Agreement” for a description of the terms of the separation agreement we entered into with Mr. Harrison.

We also provide certain payments or other benefits to our executive officers, including our NEOs, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both (i) a change of control and (ii) an NEO’s loss of job or resignation on account of material diminution in terms and conditions of employment. This is sometimes referred to as a “double trigger” change in control provision. Under our Omnibus Incentive Plan, in the event of a change of control, any outstanding stock options will become immediately exercisable and, unless assumed by the new employer, may be cashed out at the discretion of the CNG Committee. The restricted period shall lapse as to any outstanding restricted stock, RSU or PSU, unless the CNG Committee determines prior to the change of control that any stock option, restricted stock, RSU or PSU will be replaced or otherwise honored by the new employer on terms that do not adversely affect the participants. In addition, all performance periods for annual incentive and long-term incentive awards will end and pay out at target on a prorated basis.

Removal of Excise Tax Gross-Up

As of January 1, 2012, the excise tax gross-up payment provisions included in our Change in Control Severance Plan, which were intended to neutralize any excise taxes imposed on the NEOs under Section 4999 of the Internal Revenue Code upon a change of control of the company, were removed. This affects current and future officers, including the NEOs, and no “grandfathering” will be applicable to current executives who were entitled to such benefit before January 1, 2012.

Employment Matters

Transition to “Business Manager” Status for Named Executive Officers

Effective January 1, 2012, we restructured our service relationship with Messrs. Esculier, Michel and Thompson—all working in Belgium—so they qualify as “business managers” under Belgian law. The change to business manager status has significant tax advantages under local law for us. Specifically, our employment agreements with these individuals were replaced with local “business manager” agreements. Local business manager contracts provide for base salaries to be expressed in Euros. Benefits such as goods and services allowances (cost-of-living adjustment) and U.S. tax equalization that these officers previously received under our expatriate policy for these executives were phased out or discontinued. We elected to maintain certain other benefits for these NEOs, such as the housing allowance and tuition fee reimbursement, which is a common practice for many of our foreign employees working in Brussels. These executives continued to participate in our incentive and change in control severance plans. However, these NEOs no longer participated in certain other benefit plans of our U.S. subsidiary, including the tax-qualified 401(k) plan and our Supplemental Savings Plan. Instead, these executives participated in our Belgian benefit plans which include retirement, death, disability and medical coverage. Also in connection with the shift to business manager status, we agreed to provide, at a de minimis cost, new life insurance policies to our NEOs that provide enhanced benefits over their prior policies, in order to defray the additional cost of inheritance taxes to which the NEOs’ estates would be subject as a result of their change of status. Each of our NEOs received life insurance coverage equal to three times his base salary. Severance payments under certain circumstances are also available to our NEOs. If a termination of the business manager agreement occurs without cause by the company or by the business manager for good reason, our NEOs are eligible to receive severance payments equal to 1.5 times (2 times, in the case of Mr. Esculier) their base salary, their then-current annual incentive target award and company contributions for group insurance and medical coverage. Each NEO would also be eligible to receive reimbursement of up to $5,000 for financial planning services.

Particular features of each NEO’s management agreement are summarized in the following table:

	Base Salary	AIP target (% of base salary)	Cash LTIP target (% of base salary)	Perquisites
Jacques Esculier	€820,000	100%	100%	See footnote 5 to Summary Compensation Table
Jason Campbell	$190,000	30%	25%	See footnote 5 to Summary Compensation Table
Leon Liu	$384,653	60%	45%	See footnote 5 to Summary Compensation Table
Michael E. Thompson	€274,615	60%	45%	See footnote 5 to Summary Compensation Table
Nikhil M. Varty	$367,710	60%	45%	See footnote 5 to Summary Compensation Table
Ulrich Michel(1)	€372,692	60%	45%	See footnote 5 to Summary Compensation Table
Christopher Harrison(1)	$365,000	60%	45%	See footnote 5 to Summary Compensation Table

(1)	Mr. Michel resigned from the company effective October 11, 2013. Mr. Harrison separated from the company on December 31, 2013. Mr. Harrison’s executive agreement was superseded by a separation agreement entered into in connection with his departure, the terms of which are described below under “—Separation Agreement.”

Separation Agreement

On November 26, 2013, we entered into a separation agreement with Christopher Harrison in connection with his departure from the company on December 31, 2013. Under the agreement, Mr. Harrison received a lump sum payment of $941,227 (less statutory deductions), which amount is equal to (i) one and one-half times the sum of his base salary, targeted AIP award, and premiums for life insurance, benefit plan contributions and health care reimbursements for 2013 ($922,887), plus (ii) the remainder of his relocation allowance ($13,340) and $5,000 for financial planning. Mr. Harrison will also be eligible to receive reimbursement for continued group medical and dental coverage through COBRA. In addition, the company agreed to accelerate the vesting of 2,911 RSUs that Mr. Harrison received as a sign-on equity award. The balance of Mr. Harrison’s annual grant of 2,937 RSUs and 2,937 PSUs was forfeited, along with his 2013 AIP award and the Cash LTIP award for the 2011-2013 performance period. Mr. Harrison agreed to a release of claims against the company and agreed not to sue the company for any events occurring in connection with his employment or separation from the company. Mr. Harrison also agreed to refrain from competing with the company for twelve months after the date of his departure in the geographic region of the United States, Germany and Sweden.

Departure of Ulrich Michel

On July 25, 2013, Ulrich Michel provided notice of his voluntary resignation from the company, effective October 11, 2013. As a result, Mr. Michel was not entitled to any severance benefits, and in connection with his departure, Mr. Michel forfeited his 2013 AIP award, his Cash LTIP award for the 2011-2013 performance period, and all unvested RSUs and PSUs.

Impact of Taxation on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies and their subsidiaries subject to U.S. income tax for compensation in excess of $1,000,000 per year paid to the chief executive officer and the three highest-compensated officers other than the chief financial officer for the taxable year. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). For 2013, a Belgian subsidiary of the company employed the NEOs and deducted compensation paid to them under applicable non-U.S. local law. Our CNG Committee takes into account the tax impact on the company as one factor to be considered in structuring executive compensation. As discussed above, we moved to business manager agreements for greater tax efficiency under Belgian law.

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and

    Governance Committee:

Jean-Paul L. Montupet, Chairman

John F. Fiedler

Michael T. Smith

Donald J. Stebbins

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation earned by or paid to our NEOs for 2013, 2012 and 2011.

Name & Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jacques Esculier	2013	$1,053,000		$2,080,046	—	$3,072,999	—	$613,844	$6,819,889
Chairman and Chief Executive Officer	2012	$1,020,195		$1,000,038	$1,000,015	$2,894,620	—	$891,084	$6,805,953
	2011	$950,000		$5,900,042	$900,125	$3,333,334	—	$1,006,764	$12,090,265

Jason Campbell	2013	$185,381		$132,221	—	$113,777	—	$147,741	$579,120
Interim Chief Financial Officer and Controller

Leon Liu	2013	$375,492		$420,041	—	$574,639	—	$404,475	$1,774,646
President, Asia

Michael E. Thompson	2013	$353,499		$365,016	—	$518,146	—	$457,567	$1,694,228
Vice President, Compression & Braking

Nikhil M. Varty	2013	$364,104		$380,134	—	$542,901	—	$91,119	$1,378,258
President, Americas and Vice President, Mergers & Acquisitions	2012	$360,695		$445,083	$195,010	$504,854	—	$387,053	$1,892,696
	2011	$355,248		$285,014	$185,047	$637,006	—	$244,731	$1,707,046

Ulrich Michel	2013	$374,423		$500,126	—	—	—	$263,811	$1,138,361
Former Chief Financial Officer	2012	$466,584		$275,006	$275,005	$634,200	—	$346,312	$1,997,106
	2011	$572,304		$345,044	$245,046	$906,837	—	$282,916	$2,352,147

Christopher Harrison	2013	$331,307		$600,064	—	—	—	$1,059,275	$1,990,645
Former Chief Human Resources Officer

(1)	Certain amounts shown in the “Summary Compensation Table,” including salary, were paid in Euros and converted into U.S. dollars at the conversion rate of one euro to 1.3 U.S. dollars. This rate is the conventional rate that we used to convert Euros to U.S. dollars in the localization phase of some of our named executive officers – see “Compensation Discussion and Analysis–Employment Matters—Transition to “Business Manager” Status for Named Executive Officers” above.

(2)	Amounts set forth in this column represent the aggregate grant date fair value of RSUs and PSUs in accordance with FASB ASC Topic 718 and is based on the probable outcome of the applicable performance conditions and excluding the impact of forfeitures related to service vesting conditions. For these purposes, PSUs are assumed to have been settled in amounts of common stock that would occur if the company meets its performance criteria at 100% of target. Assuming the highest level of performance conditions will be achieved, the number of performance shares would be 200% of the values reported for PSUs on the Grants of Plan Based Awards table that immediately follows the Summary Compensation Table. Reported amounts are based on our FASB ASC Topic 718 assumptions and valuation methodology described in Note 6 (“Stock-Based Compensation”) of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal years ended December 31, 2013, 2012 and 2011 without regard to forfeitures. If forfeitures had been taken into account with respect to our NEOs who were not employed with us as of December 31, 2013, the amounts that would have been reported in the Stock Awards column with respect to Mr. Michel and Mr. Harrison would have been $0 and $200,044, respectively.

(3)	Amounts set forth in this column represent the aggregate grant date fair value of stock options determined in accordance with FASB ASC Topic 718 excluding the effect of forfeitures related to service vesting conditions. Reported amounts are based on our FASB ASC Topic 718 assumptions and valuation methodology described in Note 6 (“Stock-Based Compensation”) of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2013, 2012 and 2011 without regard to forfeitures.

(4)

Amounts included in this column represent the cash amounts earned in respect of (a) annual performance-based cash awards made under the WABCO annual incentive plan for the 2013 annual performance period and (b) long-term performance-based cash awards earned under the WABCO long-term incentive plan for the performance period beginning on January 1, 2011 and ending on December 31, 2013. The following table shows a breakdown of the amounts awarded:

Names	Annual Incentive Payment for 2013	Long-Term Incentive Payment for 2011-2013 Performance Period
Jacques Esculier	$1,870,000	$1,202,999
Jason Campbell	$99,693	$14,084
Leon Liu	$385,307	$189,332
Michael E. Thompson	$340,578	$177,568
Nikhil M. Varty	$350,795	$192,106

No annual performance-based cash award for 2013 or long-term performance-based cash award for the 2011-2013 performance period were made to Messrs. Michel and Harrison as they forfeited these awards upon their respective separations from the company. See “Compensation Discussion and Analysis—Employment Matters.”

(5)	The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each NEO, regardless of amount.

Names	Premiums for Life Insurance(1)	Defined Contribution Plan Contributions(2)	Supplemental Savings Plan	Health Care Reimbursements(3)	Severance(4)	Perquisites and other Personal Benefits(5)	Total
Jacques Esculier	$59,975	$187,200	$0	$9,829	$0	$356,839	$613,844
Jason Campbell	$1,088	$23,323	$0	$18,411	$0	$104,919	$147,741
Leon Liu	$3,913	$30,110	$19,069	$18,411	$0	$332,971	$404,475
Michael E. Thompson	$20,600	$50,400	$0	$2,685	$0	$383,882	$457,567
Nikhil Varty	$3,204	$25,000	$19,608	$11,046	$0	$32,261	$91,119
Ulrich Michel	$29,214	$55,575	$0	$2,237	$0	$176,785	$263,811
Christopher Harrison	$2,760	$22,614	$0	$18,603	$941,227	$74,071	$1,059,275

(1)	Includes total amount of premiums paid by us for Group Life Insurance and long-term disability coverage that are not generally available to salaried employees.

(2)	Includes employer contributions to broad-based defined contribution plans in which the NEOs participate.

(3)	Includes health care reimbursements to private schemes in France for Mr. Esculier, in Belgium for Messrs. Michel and Thompson and in the U.S. for Messrs. Campbell, Liu, Varty and Harrison.

(4)	Represents severance paid to Mr. Harrison under the terms of his contract agreement in exchange for signing a separation and release agreement. For a description of the terms of the separation agreement and the amounts paid to Mr. Harrison, see “Compensation Discussion and Analysis-Employment Matters-Separation Agreement.” As noted in footnotes (6) and (9) to the Grants of Plan-Based Awards table, the company agreed to accelerate the vesting of 2,911 RSUs granted to Mr. Harrison when he was hired. Mr. Harrison forfeited his annual grant of 2,937 RSUs and 2,937 PSUs, as well as his AIP award for 2013 and the Cash LTIP award for the 2011-2013 performance period.

(5)	The following table includes the costs to the company of our executive perquisites as well as benefits payable under our expatriate policy. The business manager agreements for our NEOs based outside the U.S. provide for reimbursement of certain costs and expenses associated with the NEO relocating to, and living in, another country, similar to the benefits we provided under our expatriate policy for employees who are asked to relocate from their home country in connection with their work assignments. We believe that these types of benefits are appropriate for employees who accept long-term foreign assignments for the company’s convenience. The level of benefits that we provide, such as the goods and services (cost-of-living) adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. The goods and services allowance (cost of living adjustment) is being phased out by 2015 and the tax equalization to the U.S. that these NEOs previously received under our expatriate policy has been discontinued beginning in 2012, except for the equity portion of their compensation. We do not provide any special benefits to our NEOs under this policy that our other expatriate employees are not eligible to receive:

Names	Financial Planning	Company Car	Housing and Utilities	Tax Equalization(1)	School Fees	Cost of Living Allowance	Home Leave	Total
Jacques Esculier	$6,653	$40,264	$125,483	$0	$58,737	$125,703	$0	$356,839
Jason Campbell	$0	$11,349	$21,125	$0	$34,619	$37,826	$0	$104,919
Leon Liu	$0	$24,070	$126,033	$84,545	$0	$6,564	$21,759	$332,971
Michael E. Thompson	$24,551	$29,416	$117,242	$153,162	$0	$32,736	$26,774	$383,882
Nikhil M. Varty	$1,331	$24,001	$6,929	$0	$0	$0	$0	$32,261
Ulrich Michel	$0	$31,980	$77,711	$22,237	$44,858	$0	$0	$176,785
Christopher Harrison	$0	$28,983	$26,216	$0	$0	$0	$18,872	$74,071

(1)

Tax equalization is provided to individuals on expatriate assignments so that their assignments will be substantially tax and cost neutral to them. Under these arrangements, WABCO paid in 2013 on behalf of Messrs. Esculier, Liu, Varty, Michel and Thompson certain foreign taxes in respect of services rendered during 2011, but as to which the amount payable was not due or determinable until 2013. These amounts were reduced by the hypothetical taxes withheld from the individuals’ compensation. As the amount of hypothetical taxes for Messrs. Esculier, Campbell, Varty, Michel and Harrison was higher than the actual taxes paid by the company, the related negative amount was reported as zero.

Grants of Plan-Based Awards

In 2013, the NEOs were granted annual and long-term cash incentive award opportunities, PSUs and RSUs. The columns under the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” heading show the target and maximum amounts that were established for cash-based awards on the grant date. Actual payouts for the 2013 annual incentive are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The columns under “Estimated Future Payouts Under Equity Incentive Plan Awards” heading show the number of PSUs that would be earned upon achieving performance at target and at the maximum level. The “All Other Stock Awards” column shows the amount of RSUs granted to each NEO. We did not grant stock options during 2013.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Market Price on Grant Date ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards ($/Sh)(8)
	Type of Award		Grant Date	Target ($)	Maximum ($)	Target ($)	Maximum ($)
Jacques Esculier	Cash LTIP	(1)	3/28/2013	$1,061,667	$2,123,333
	AIP(2)		2/04/2013	$1,066,000	$3,500,000
	PSU(3)		2/22/2013			15,272	30,544		$68.10	$1,040,023
	RSU(4)		2/22/2013					15,272	$68.10	$1,040,023
Jason Campbell	Cash LTIP(1)		3/28/2013	$47,500	$95,000
	AIP(2)		2/04/2013	$57,000	$228,000
	PSU(3)		2/22/2013			919	1,838		$68.10	$62,584
	RSU(4)		2/22/2013					919	$68.10	$62,584
	Other(5)		3/25/2013					100	$70.53	$7,053
Leon Liu	Cash LTIP(1)		3/28/2013	$171,720	$343,440
	AIP(2)		2/04/2013	$230,792	$923,167
	PSU(3)		2/22/2013			3,084	6,168		$68.10	$210,020
	RSU(4)		2/22/2013					3,084	$68.10	$210,020
Michael E. Thompson	Cash LTIP(1)		3/28/2013	$160,125	$320,250
	AIP(2)		2/04/2013	$214,200	$856,800
	PSU(3)		2/22/2013			2,680	5,360		$68.10	$182,508
	RSU(4)		2/22/2013					2,680	$68.10	$182,508
Nikhil M. Varty	Cash LTIP(1)		3/28/2013	$164,929	$329,858
	AIP(2)		2/04/2013	$220,626	$882,504
	PSU(3)		2/22/2013			2,791	5,582		$68.10	$190,067
	RSU(4)		2/22/2013					2,791	$68.10	$190,067
Ulrich Michel(9)	Cash LTIP(1)		3/28/2013	$164,426	$328,853
	AIP(2)		2/04/2013	$223,616	$894,463
	PSU(3)		2/22/2013			3,672	7,344		$68.10	$250,063
	RSU(4)		2/22/2013					3,672	$68.10	$250,063
Christopher Harrison(9)	Cash LTIP(1)		3/28/2013	$164,250	$328,500
	AIP(2)		2/04/2013	$219,000	$876,000
	PSU(3)		2/22/2013			2,937	5,874		$68.10	$200,010
	RSU(4)		2/22/2013					2,937	$68.10	$200,010
	Other(6)		3/01/2013					2,911	$68.72	$200,044

(1)

These cash-based awards relate to a three-year performance period, beginning on January 1, 2013 and ending on December 31, 2015. Each award was granted under the long-term incentive program for officers and key employees of WABCO and becomes payable, if at all, subject to each NEO’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives. The objectives were established by our CNG Committee. The CNG Committee will certify whether the performance goals are met at the end of the performance period. Under the terms of our long-term incentive program, each NEO could earn up to a maximum of 200% of his target award, if the performance goals for the period are exceeded. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award. The amounts mentioned under respectively threshold, target and maximum columns are based on the base salary applicable after the CNG Committee review in May 2013.

(2)	These cash-based awards relate to annual incentive awards granted to our NEOs under our Omnibus Incentive Plan. Under the terms of our annual incentive program, each NEO could earn up to a maximum of 400% of his target award, if the performance goals for the period are exceeded and the individual performance score is also rated at maximum. While technically possible, we do not believe that such an award level would ever be achieved. The maximum level of award listed above is the maximum amount permitted to be paid in respect of that particular award under the terms of such award, subject to further limitations included in our Omnibus Incentive Plan. The amounts mentioned under target and maximum columns, respectively, are based on the base salary applicable after the CNG Committee review in May 2013. The actual amounts that were earned in respect of these awards for 2013 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(3)	Grants of PSUs made to the NEOs as part of our annual equity awards under our Long-Term Incentive Program under the Omnibus Incentive Plan. There are no thresholds for these awards. Each grant has a three-year cliff vesting subject to the NEO’s continued employment with the company or subsidiary; however the number of units distributed will depend on the 3-year cumulative EPS achievement. The number of PSUs which can be earned in our plan can vary between 0 – 200% of the target units based on actual performance. Dividends are paid only on shares of common stock issued in settlement of vested PSUs. Additionally, our Omnibus Incentive Plan prohibits the payment of dividend equivalents on unvested PSUs.

(4)	These grants of RSUs were made to the NEOs as part of our annual equity awards under our Long-Term Incentive Program under the Omnibus Incentive Plan. These grants will become vested, generally subject to the NEO’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. The RSUs will also become vested in connection with a change of control of WABCO. Holders of unvested RSUs may be entitled to dividend equivalents under our Omnibus Incentive Plan.

(5)	This grant of unrestricted and fully vested WABCO shares was made to Jason Campbell as a special equity award for his exceptional performance in 2012. See “Compensation Discussion and Analysis—Long-Term Incentive Program—Special Stock Awards.”

(6)	This grant of RSUs was made to Christopher Harrison as a sign-on grant upon his being hired by the company. As part of his separation agreement, the company agreed to accelerate vesting these RSUs on his departure date.

(7)	Fair market value is defined as the closing price reported on the principal national exchange on which WABCO’s common stock is listed for trading on the immediately preceding business day. This is a common method to determine fair market value for the purposes of these awards, and is an accepted method of establishing such value for federal income tax purposes.

(8)	Represents the grant date fair value of PSUs and RSUs, determined in accordance with FASB ASC Topic 718.

(9)	Messrs. Michel and Harrison separated from the company on October 11, 2013 and December 31, 2013, respectively, and, except as specified in note 6 above, all grants made to them in 2013 were cancelled.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our NEOs on December 31, 2013, other than Mr. Harrison, for whom no equity awards were outstanding at fiscal year-end.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock - Unvested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(10)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(10)
Jacques Esculier	14,392	28,786	(1)	$58.85	02/14/2022
	26,144	13,072	(2)	$59.26	02/23/2021
	30,000	0		$27.37	02/22/2020
	139,920	0		$42.39	02/22/2018
	69,960	0		$42.39	02/22/2018
									73,497	(8)	$6,865,355
									15,272	(9)	$1,426,558
						15,272	(3)	$1,426,558
						11,329	(4)	$1,058,242
						5,063	(5)	$472,935

Jason Campbell	360	720	(1)	$58.85	02/14/2022
	581	291	(2)	$59.26	02/23/2021
	1,537	0		$27.37	02/22/2020
	362	0		$42.39	02/22/2018
									919	(9)	$85,844
						919	(3)	$85,844
						284	(4)	$26,528
						113	(5)	$10,555

Leon Liu	2,950	5,902	(1)	$58.85	02/14/2022
	4,866	2,433	(2)	$59.26	02/23/2021
									3,084	(9)	$288,076
						3,084	(3)	$288,076
						2,323	(4)	$216,991
						9,144	(6)	$854,141
						943	(5)	$88,086

Michael E. Thompson	0	4,606	(1)	$58.85	02/14/2022
	0	1,743	(2)	$59.26	02/23/2021
									2,680	(9)	$250,339
						2,680	(3)	$250,339
						1,813	(4)	$169,352
						6,542	(6)	$611,088
						675	(5)	$63,052

Nikhil M. Varty	0	5,614	(1)	$58.85	02/14/2022
	0	2,688	(2)	$59.26	02/23/2021
									2,791	(9)	$260,707
						2,791	(3)	$260,707
						2,210	(4)	$206,436
						4,249	(7)	$396,899
						1,470	(6)	$137,313
						1,041	(5)	$97,240

(1)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/14/2013, 2/14/2014 and 2/14/2015.

(2)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/23/2012, 2/23/2013 and 2/23/2014.

(3)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/22/2014, 2/22/2015 and 2/22/2016.

(4)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/14/2013, 2/14/2014 and 2/14/2015.

(5)	Reflects grants of RSUs related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/23/2012, 2/23/2013 and 2/23/2014.

(6)	Reflects grants of RSUs related to WABCO common stock. These units vest on 5/25/2014.

(7)	Reflects grants of RSUs related to WABCO common stock. These units vest on 2/14/2015.

(8)	Reflects grant of PSUs related to WABCO common stock. These units vest, if at all, on 5/26/2015, subject to Mr. Esculier’s continued employment and only if the company achieves certain performance goals related to cumulative earnings per share over the four-year period ending on 5/26/2015.

(9)	Reflects grant of PSUs related to WABCO common stock. These units vest, if at all, on 2/22/2016, subject to the NEO’s continued employment and only if the company achieves certain performance goals related to cumulative earnings per share over the three-year period ending on 2/22/2016.

(10)	Values in this column are based on the closing price of a share of our common stock on December 31, 2013, i.e., $93.41.

Option Exercises and Stock Vested

The following table sets forth information about WABCO options that were exercised to purchase WABCO common stock in 2013 and RSUs that vested in 2013.

	Option Awards		Stock Awards
Names	Number of shares acquired on exercise (#)(1)	Value realized on exercise ($)(2)	Number of shares acquired on vesting (#)(3)	Value realized on vesting ($)(4)
Jacques Esculier	188,579	$5,783,631	21,394	$1,462,735
Jason Campbell	3,000	$186,854	537	$36,957
Leon Liu	21,997	$749,684	4,539	$310,291
Michael E. Thompson	67,269	$3,272,470	3,226	$220,612
Nikhil M. Varty	36,101	$1,019,393	4,581	$313,100
Ulrich Michel	238,044	$11,572,466	5,980	$408,833
Christopher Harrison	—	—	2,911	$271,014

(1)	Represents the gross number of shares acquired upon exercise of vested options without deduction of any shares withheld to cover option exercise price or applicable tax obligations.

(2)	Represents the value of exercised options calculated by multiplying (i) the number of shares of WABCO’s common stock to which the exercise of the option is related, by (ii) the difference between the closing price of a share of our stock on the day immediately before the date of exercise and the exercise price of the options.

(3)	Represents the gross number of shares acquired upon vesting of RSUs without deduction of any shares withheld to satisfy applicable tax obligations.

(4)	Represents the value of vested RSUs calculated by multiplying the gross number of vested RSUs by the closing trading price of a share of WABCO’s stock on the day immediately before the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our NEOs in 2013:

Names	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)(2)(3)
Jacques Esculier	—	—	$58	—	$560,340
Jason Campbell	—	—	—	—	—
Leon Liu	—	$19,069	$19,862	—	$119,625
Michael E. Thompson	—	—	$28,719	—	$118,669
Nikhil M. Varty	—	$19,608	$21,242	—	$122,912
Ulrich Michel	$134,687	—	$31,330	—	$1,004,147
Christopher Harrison	—	—	—	—	—

(1)	Mr. Michel, who was employed in our Belgian subsidiary, elected to participate in a nonqualified deferred compensation plan where he contributed half of his AIP award earned for the year 2012.

(2)	Amounts reported in the “Registrant Contributions in Last FY” column are included in footnote 4 to the Summary Compensation Table. Messrs. Liu and Varty whose eligible compensation exceeds limits imposed by Section 401(a)(17) of the Internal Revenue Code (“IRS Limits”) participate in the company’s Supplemental Savings Plan. Under the Supplemental Savings Plan, we credited 3% on eligible compensation between the IRS Limits and $250,000, plus a matching contribution of up to 6% on eligible compensation in excess of the IRS Limits based upon the employee’s contribution election under the tax qualified 401(k) plan.

(3)	Of the amounts reported in the “Aggregate Balance at Last FYE” column, the following amounts were previously reported in the Summary Compensation Tables in the company’s proxy statements for its prior annual meetings of shareholders: Mr. Esculier ($558,241); and Mr. Varty ($73,677).

Other Retirement Plans

Our NEOs who were localized to Belgium no longer participated in certain benefit plans of our U.S. subsidiary, including the tax-qualified 401(k) plan and our Supplemental Savings Plan. Rather, they participated in our Belgian benefit plans which include retirement, death, disability and medical coverage. With regard to retirement contributions, we contribute to such plans, on an annual basis, an amount equal to 9% of Mr. Esculier’s base salary and target cash annual incentive award, and for the other NEOs localized to Belgium, amounts equal to 9% of base salary and 4.5% of the executives’ target annual incentive award.

Potential Post-Employment Payments

Severance Arrangements

If their employment had terminated on December 31, 2013, Messrs. Esculier, Campbell, Liu, Thompson and Varty would have been entitled to severance payments in the event their employment was involuntarily terminated by us without cause or they terminated their employment with us for good reason (as defined below). Mr. Esculier would be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then-current annual incentive target award. Messrs. Liu, Thompson and Varty would be paid a lump sum amount equal to one and one-half times their annual base salary at the time of termination, plus one and one-half times their then-current annual incentive target award. Mr. Campbell would be paid a lump sum amount equal to his annual base salary at the time of termination, plus his then-current annual incentive target award. In addition, group life and group medical coverage would be continued for up to 18 months (24 months, in the case of Mr. Esculier and 12 months, in the case of Mr. Campbell) following termination and reimbursement of financial planning services of up to $5,000 would be provided if such expenses are submitted within one year of termination of employment.

Payment of some or all of these amounts to an executive subject to U.S. taxation on compensation income may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits would be offset by any statutory entitlements to which any of the NEOs may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits would not be payable in the event Messrs. Esculier, Campbell, Liu, Thompson and Varty are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment.

Severance Benefits as of December 31, 2013

The table set forth below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of Messrs. Esculier, Campbell, Liu, Thompson and Varty, if his employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2013 and assuming that such terminations occurred prior to the occurrence of a change of control. Information is not presented for Mr. Michel, who separated from the company on October 11, 2013. Due to his voluntary resignation from the company, Mr. Michel was not entitled to any severance benefits. The amounts shown for Christopher Harrison represent the termination benefits Mr. Harrison was entitled to under his separation agreement with the company. In addition to these amounts, Mr. Harrison also received the remaining unpaid portion of his relocation allowance in the amount of $13,340, and accelerated vesting of 2,911 RSUs granted to him as a sign-on equity award. See “Compensation Discussion and Analysis—Employment Matters—Separation Agreement.” The actual amounts payable in the event that any of the NEOs (other than Mr. Harrison) below incurred a qualifying termination would likely be different from the amounts shown below, depending on such NEO’s then-current compensation at the date of termination.

Names	Cash Severance Benefits(1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement(2)	Total Value of Termination Benefits Payable
Jacques Esculier	$4,264,000	$519,010	$4,738,010
Jason Campbell	$247,000	$47,823	$294,823
Leon Liu	$923,167	$83,651	$1,006,818
Michael E. Thompson	$856,800	$115,528	$972,328
Nikhil M. Varty	$882,504	$63,875	$946,379
Christopher Harrison	$876,000	$51,887	$927,887

(1)	Column (1) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2013, plus two times the AIP target as of December 31, 2013, for Mr. Campbell, one times annual base salary as of December 31, 2013, plus one times the AIP target as of December 31, 2013 and for our other NEOs, one and one-half times annual base salary as of December 31, 2013, plus one and one-half times the AIP target as of December 31, 2013.

(2)	Column (2) reflects, for Mr. Esculier, the estimated value of company provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, for Mr. Campbell, the estimated value of company provided group insurance plan and group medical coverage for one year and reimbursement of financial planning services of up to $5,000 for one year, and for our other NEOs, the estimated value of company provided group insurance plan and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

A group of approximately twenty key executives of the company, including our current NEOs, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits and company-paid outplacement services in the event their service with the company is involuntarily terminated by us (or any successor to us) without cause or they terminate their service with the company for good reason, in each case, within twenty-four months after the occurrence of a change of control of the company. Under these circumstances, Mr. Esculier would be paid a lump sum amount equal to three times his annual base salary at the time of termination, plus three times his then-current annual incentive target award. Messrs. Campbell, Liu, Thompson and Varty would be paid a lump sum amount equal to two times his respective annual base salary at the time of termination or departure, plus two times his then-current annual incentive target award. In addition, group life and group medical coverage will be continued for up to thirty-six months for Mr. Esculier, and twenty-four months for other executive participants, including Messrs. Campbell, Liu, Thompson and Varty. All our NEOs are also eligible to receive reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the executive’s termination of service with the company. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s service with the company, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the NEOs, may become entitled under applicable law.

As mentioned in the section “Payments upon Severance or Change of Control” of the Compensation Discussion and Analysis section, the company removed the excise tax gross-up payment provisions included in its Change in Control Severance Plan, effective as of January 1, 2012. This decision affects current and future officers, including the NEOs.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, “cause” means a participant’s (1) willful and continued failure to substantially perform his duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his duties. Under the Change of Control Severance Plan, “good reason” is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates service with the company within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of service with the company to a location more than 30 miles away from the participant’s prior principal place of service with the company;

3.	a reduction in the participant’s base salary;

4.	the taking of any action by the company or a subsidiary that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating; or

5.	the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating (unless resulting from a general change in benefits applicable to all similarly-situated employees).

However, a participant may not terminate his or her service with the company for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly-situated executives.

Under the Omnibus Incentive Plan, in the event of a change of control of the company (as defined in the manner described below), any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the CNG Committee, and the restricted period shall lapse as to any outstanding restricted stock, restricted units and PSUs. Subject to, in the case of certain stock options, limitations required to comply with conditions imposed under federal income tax laws, any cash out will occur using a change of control settlement value that is based on the highest price of the stock prevailing during the 60-day trading period immediately preceding the occurrence of the event that gives rise to a change of control. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the CNG Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share, restricted unit or performance stock unit will be replaced or otherwise honored by the new employer. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the Omnibus Incentive Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control.

For purposes of the Change of Control Severance Plan and the Omnibus Incentive Plan, a “change of control” is defined to include the occurrence of any of the following events:

(i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners);

(ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity;

(iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or

(v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

Change of Control Benefits

The table set forth below illustrates the amount that would be payable for each of our current NEOs under the Change of Control Severance Plan and the Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2013 and a qualifying termination occurred on or within twenty-four months after a change of control. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2013, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the table below.

Names	Total Value of Termination Benefits Payable (b)(1)	Total Value of Equity Acceleration (c)(2)	Total Value of Incentive Award Acceleration (d)(3)	Tax Gross- ups (e)(4)	Total Value of Benefits Payable Due to a Change of Control (f)(5)
Jacques Esculier	$7,172,014	$7,619,297	$3,183,444	N/A	$17,974,756
Jason Campbell	$584,646	$39,819	$132,208	N/A	$756,673
Leon Liu	$1,340,758	$187,121	$572,564	N/A	$2,100,442
Michael E. Thompson	$1,294,770	$154,800	$533,258	N/A	$1,982,828
Nikhil M. Varty	$1,260,172	$198,399	$550,304	N/A	$2,008,875

(1)	For the purposes of this table, base salary as of December 31, 2013 was used for all the named executive officers.

For Mr. Esculier, this amount reflect three times annual base salary as of December 31, 2013, plus three times the annual incentive plan target as of December 31, 2013, and the estimated value of company provided group insurance plan and group medical coverage for three years and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Campbell, Liu, Thompson and Varty, this amount reflects two times annual base salary as of December 31, 2013, plus two times the annual incentive plan target as of December 31, 2013 and the estimated value of company provided group insurance plan and group medical coverage for two years and reimbursement of financial planning services up to $5,000 for one year.

All participants in the Change of Control Severance Plan are eligible for company-paid outplacement services. The value of such benefits is not currently known and therefore not included in these estimates.

(2)

Column (c) of the above table represents an estimate of the incremental value related to a change of control cash-out of any unvested options to purchase WABCO common stock, the acceleration and cash-out value of any WABCO RSUs award outstanding on December 31, 2013 under the Omnibus Incentive Plan, and the acceleration of any PSU awards outstanding using a pro-rated target amount. The number of unvested stock options, the number of outstanding RSUs, and the number of outstanding PSUs are represented in the “Number of Securities Underlying Unexercised Options—Unexercisable (#),” the “Number of Shares or Units of Stock – Unvested (#)”, and the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. To the extent relevant, amounts in the above table were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $93.41, which was the closing price of a share of company stock on December 31, 2013. The amount in the above table with respect to the “Total Value of Equity Acceleration” includes, in the case of options, the amount that would be payable in respect of such options were each to be cashed out in accordance with the terms of the Omnibus Incentive Plan determined by using the change of control value described above minus the applicable exercise price of the option. It also includes the market value on December 31, 2013 of unvested

RSU and PSUs that would have been accelerated. The values shown in the table above are the amounts contingent on a change of control determined in accordance with IRC section 280G. The total amounts payable for unvested stock options and RSUs and PSUs as of December 31, 2013 based on a $93.41 per share settlement rate are approximately: $8,817,921, $1,226,995, $1,219,130 and $929,245 for Messrs. Esculier, Campbell, Liu, Thompson and Varty, respectively.

(3)	Column (d) represents an estimate of the pro-rata target awards under all in progress performance cycles for AIP and LTIP awards as of December 31, 2013.

For Mr. Esculier, these amounts represent $1,870,000, $1,202,999, $697,556 and $353,889 for the 2013 AIP, 2011-2013, 2012-2014 and 2013-2015 long-term incentive plan performance cycles, respectively.

For Mr. Campbell, these amounts represent $99,693, $14,084, $15,833 and $11,875 for the 2013 AIP, 2011-2013, 2012-2014 and 2013-2015 long-term incentive plan performance cycles, respectively.

For Mr. Thompson, these amounts represent $340,578, $177,568, $105,033 and $53,375 for the 2013 AIP, 2011-2013, 2012-2014 and 2013-2015 long-term incentive plan performance cycles, respectively.

For Mr. Liu, these amounts represent $385,307, $189,332, $111,611 and $57,067 for the 2013 AIP, 2011-2013, 2012-2014 and 2013-2015 long-term incentive plan performance cycles, respectively.

For Mr. Varty, these amounts represent $350,795, $192,106, $109,232 and $54,976 for the 2013 AIP, 2011-2013, 2012-2014 and 2013-2015 long-term incentive plan performance cycles, respectively.

(4)	As mentioned in the section “Payments upon Severance or Change of Control” of the Compensation Discussion and Analysis section, the company removed the excise tax gross-up payment provisions included in the Change of Control Severance Plan, effective as of January 1, 2012. Amounts that are considered contingent on a change in control for U.S. tax purposes may be subject to reduction in order to maximize the net after-tax benefit to an executive who is subject to U.S. taxes on his WABCO compensation and benefits. This decision affects current and future officers, including the NEOs.

(5)	Sum of (b) through (e).

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the amount of equity awards that should be granted annually to such directors. The full Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the company’s Amended and Restated WABCO Holdings Inc. 2009 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee annually reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of equity awards made under the Omnibus Incentive Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees and the fees for service as a chair of the standing committees of the Board continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with this annual review, the CNG Committee may request from time to time that the independent executive compensation consultant retained by the CNG Committee, PM&P, review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The CNG Committee also seeks input from the current Chairman and Chief Executive Officer and Chief Human Resources Officer of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation. While the CNG Committee conducts its review on an annual basis, the 2013 director compensation program remained the same as in effect on January 1, 2011.

2013 Director Compensation Program

Under the 2013 director compensation program, each non-management director, except for the Lead Director, was paid an annual retainer of $110,000, of which $55,000 was paid in cash on a quarterly basis. The remaining $55,000 was paid in the form of deferred stock units (“DSUs”). Our Lead Director received an annual retainer of $130,000, of which $75,000 was paid in cash on a quarterly basis and the remaining $55,000 was paid in the form of DSUs. Newly-elected non-management directors also received DSUs equivalent in value to $50,000 based on the closing price of the company’s common stock on the last trading day before the director’s election to the Board.

The Chairs of the Audit and CNG Committees received annual retainers of $15,000. All non-management directors received $1,500 per day for attendance at in-person Board or committee meetings and $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors were also reimbursed for reasonable expenses incurred to attend meetings.

Equity Retainer—Deferred Stock Units

Our non-management directors received the equity portion of their annual retainer during 2013 in the form of fully vested DSUs. Each DSU provides a non-management director the right to the issuance of a share of our common stock, within ten days after the earlier of the director’s death or disability, the 13-month anniversary of the grant date or the director’s separation from service. Our non-management directors may elect within a month after the grant date to defer the receipt of shares for five or more years. A non-management director may not elect to accelerate the issuance of stock from a DSU. DSUs that will be provided to our non-management directors for the 2014 fiscal year will be granted in the same manner as in 2013.

All equity granted to our non-management directors is issued under the company’s Omnibus Incentive Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that only non-management directors will currently be entitled to participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of the cash portion of their retainer, meeting fees and any other amounts specified under the plan into either an interest bearing account or notional shares of WABCO common stock, as elected by the participant at the time he or she makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by a participating non-management director. No discretionary matching contributions have been made on behalf of non-management directors since the Spin-off. None of our non-management directors elected to participate in 2013.

Director Stock Ownership Guidelines

Under our stock ownership guidelines, our non-management directors are required to own shares of our common stock with a value equal to five times their annual cash retainer fees. The guidelines provide that our non-management directors have five years from January 1, 2011 to attain such ownership levels. As of March 1, 2014, all non-management directors were in compliance with the stock ownership guidelines based on 2013 compensation levels, taking into account the grace period for compliance for two directors who joined the Board since October 2011. See “Compensation Discussion and Analysis—Executive Stock Ownership and Stock Holding Guidelines” for a description of our stock ownership guidelines.

Other Benefits

Our non-management directors are reimbursed for travel and other expenses incurred in the performance of their duties and are indemnified to the fullest extent allowed under applicable law. We do not provide perquisites to our directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
G. Peter D’Aloia	$73,750	$55,000	$128,750
John F. Fiedler	$71,500	$55,000	$126,500
Juergen W. Gromer	$70,750	$55,000	$125,750
Kenneth J. Martin	$85,000	$55,000	$140,000
Jean-Paul Montupet	$71,500	$55,000	$126,500
Mary L. Petrovich	$68,500	$55,000	$123,500
Michael T. Smith	$90,750	$55,000	$145,750
Donald J. Stebbins	$71,500	$55,000	$126,500

(1)	Reflects the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718. The amounts represent grants of deferred stock units that are paid in shares of our common stock and calculated based on the number of shares granted multiplied by the closing price per share of our common stock on the day prior to the date of grant. The amounts do not reflect the actual amounts that may be realized by the directors.

New 2014 Director Compensation Program

Based on annual increases in market pay levels and the decision not to make changes over the past three years, the CNG Committee reviewed market data compiled by PM&P and determined that the director compensation program had fallen well behind competitive practice. Therefore, in February 2014, our Board of Directors, upon recommendation of the CNG Committee, approved a new director compensation program. Under the new program, except for the Lead Director, each non-management director is paid an annual retainer of $155,000, of which $65,000 is paid in cash on a quarterly basis and $90,000 is paid in the form of equity awards. Our Lead Director will receive an annual retainer of $175,000, of which $85,000 is paid in cash on a quarterly basis and the remaining $90,000 is paid in the form of equity awards.

No changes were made to the fee levels paid to the Chairs of the Audit and CNG Committees or to the meeting attendance fees as reported above.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2013:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	1,596,690	(1)	$41.20	3,922,565
Equity compensation plans not approved by security holders	—			88,582	(2)

Total	1,596,690			4,011,147

(1)	Includes options to purchase 1,212,533 shares of common stock, 299,747 RSUs and 84,410 PSUs granted under our omnibus incentive plans. The options have a weighted average remaining term of 4.69 years.

(2)	Represents shares remaining available for issuance under the Deferred Compensation Plan. For information regarding the material terms of the Deferred Compensation Plan, please see “Director Compensation—Deferred Compensation Plan.”

PROPOSAL 3—SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables the company’s shareholders to vote to approve, on an advisory and non-binding basis, the compensation of the company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As we discuss in the “Compensation Discussion and Analysis” section, our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Executive Compensation,” which includes information about the 2013 compensation of our named executive officers.

The company is asking its shareholders to indicate their support for the compensation paid to the company’s named executive officers. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the company’s named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the company is asking its shareholders to vote FOR the following resolution at the Annual Meeting.

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The vote on executive compensation is advisory, and therefore not binding; however, the CNG Committee will consider the outcome of the vote when considering future executive compensation arrangements.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the advisory approval of the compensation paid to the company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of March 28, 2014, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Shares that May be Acquired Within 60 Days		Total	Percent of Class(1)
Jason Campbell	506	(3)	—		506	*
G. Peter D’Aloia	10,536	(2)	102,242	(4)	112,778	*
Jacques Esculier	142,701	(3)	61,978		204,679	*
John F. Fiedler	6,249	(2)	733		6,982	*
Juergen W. Gromer	9,182	(2)	733		9,915	*
Christopher Harrison	—		—		—	*
Leon Liu	5,378	(3)	13,200		18,578	*
Kenneth J. Martin	9,182	(2)	733		9,915	*
Ulrich Michel	5,430	(3)	12,092		17,522	*
Jean-Paul Montupet	1,877		733		2,610	*
Mary L. Petrovich	2,046		733		2,779	*
Donald J. Stebbins	9,249	(2)	10,456	(4)	19,705	*
Michael T. Smith	11,182	(2)	733		11,915	*
Michael E. Thompson	—		6,543		6,543	*
Nikhil M. Varty	3,635		3,064		6,699	*
All current directors and executive officers of the company as a group (16) persons	234,630	(3)	200,089		434,719	*

*	Less than 1%.

(1)	As of March 28, 2014, we had 60,842,750 shares of our common stock outstanding.

(2)	The number of shares shown for directors in the table above includes shares allocated to their accounts in the outside directors trust established by the company for the non-management directors. Under the outside directors trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held in this trust are as follows: Mr. D’Aloia, 5,405; Mr. Fiedler, 5,469; Mr. Gromer, 5,402; Mr. Martin, 5,402, Mr. Smith, 5,402 and Mr. Stebbins, 5,469. In July 2009, the company’s Board of Directors voted to discontinue the use of the outside directors trust.

(3)	Shares include vested RSUs as follows: Mr. Campbell, 306 shares, Mr. Esculier, 142,701 shares, Mr. Liu, 5,378 shares, Mr. Michel, 5,430 shares, and Mr. Varty, 3,635 shares.

(4)	Shares include deferred stock shares allocated under the company’s Deferred Compensation Plan as follows: Mr. D’Aloia, 1,508 shares and Mr. Stebbins, 9,723 shares.

Ownership of Common Stock by Certain Significant Shareholders

As of March 28, 2014, unless otherwise indicated below, the following are beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
Warren E. Buffett	4,076,325	6.7%
Berkshire Hathaway Inc.(2)
3555 Farnam Street
Omaha, NE 68131
TimesSquare Capital Management, LLC(3)	3,796,661	6.2%
7 Times Square, 42nd Floor
New York, NY 10036
T. Rowe Price Associates, Inc.(4)	3,403,190	5.6%
100 E. Pratt Street
Baltimore, MD 21202
The Vanguard Group(5)	3,310,987	5.4%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	As of March 28, 2014, we had 60,842,750 shares of our common stock outstanding.

(2)	In an amended Schedule 13G filed on February 14, 2014, Berkshire Hathaway Inc. reported, on behalf of itself, Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway Inc.), GEICO Corporation, National Indemnity Company, Government Employees Insurance Company, Acme Brick Company Pension Trust, The Buffalo News Office Pension Plan, The Buffalo News Editorial Pension Plan, The Buffalo News Mechanical Pension Plan, The Buffalo News Drivers/Distributors Pension Plan, Dexter Pension Plan, Justin Brands Inc. Union Pension Plan & Justin Brands Inc. Pension Plan & Trust, Scott Fetzer Company Collective Investment Trust, and BNSF Master Retirement Trust that, as of December 31, 2013, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold shared dispositive power and shared voting power with respect to the 4,076,325 shares of our common stock reported in the table above.

(3)	In a Schedule 13G filed on February 10, 2014, TimesSquare Capital Management, LLC reported that, as of December 31, 2013, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 3,796,661 shares reported in the table above, but sole voting power with respect to only 2,687,046 of such shares, by virtue of the fact that it is an investment adviser to investment advisory clients.

(4)	In an amended Schedule 13G filed on February 12, 2014, T. Rowe Price Associates, Inc. reported that, as of December 31, 2013, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 3,403,190 shares of our common stock reported in the table above, but sole voting power with respect to only 780,500 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies.

(5)	In a Schedule 13G filed on February 12, 2014, The Vanguard Group reported that, as of December 31, 2013, it was deemed, pursuant to Rule 13d-1 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to 3,276,361 of the shares of our common stock reported in the table above, and sole voting power with respect to 38,274 of the shares of our common stock reported in the table above, by virtue of the fact that it is the parent company of a group of investment companies.

OTHER MATTERS

Shareholder Proposals for the 2015 Annual Meeting of Shareholders

Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2015 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than December 12, 2014. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting. Under our amended and restated by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2015 Annual Meeting no later than February 21, 2015 and no earlier than January 22, 2015. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated by-laws and the proxy rules of the SEC.

Director Nominations

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to recommend a director candidate for consideration by the CNG Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2015 Annual Meeting of Shareholders” and more fully described in the company’s amended and restated by-laws. The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated. The general criteria our CNG Committee considers important in evaluating director candidates are: (i) senior-level management and decision-making experience; (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct; (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director; (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions; (v) independence and the ability to represent all WABCO shareholders; (vi) legal and NYSE listing requirements; (vii) sound business judgment; (viii) candor; (ix) judgment, age, skills, gender, ethnicity, race, culture, diversity of thought, geography and other measures to ensure that the Board as a whole reflects a range of viewpoints, backgrounds, skills, experience and expertise; and (x) the needs of the Board of Directors.

The company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2013 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2013 Annual Report are available on the company’s web site at www.wabco-auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

VINCENT PICKERING

Chief Legal Officer and Secretary

April 11, 2014

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)	The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

A-1

the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“Immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“Officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“Significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

A-2

Appendix B

WABCO HOLDINGS INC.

Reconciliation of Operating Income to Performance Operating Income

And Net Income to Performance Net Income

(Unaudited)

	Year ended December 31,
(Amounts in millions, except per share data)	2013	% of Sales/ Adj Sales	2012	% of Sales/ Adj Sales	Chg vs. 2012	% Chg vs. 2012
Operating Income
Reported	$331.9	12.2%	$324.5	13.1%	$7.4	2.3%
Streamlining costs	18.0		12.9		5.1
Separation costs	5.5		2.5		3.0
UK pension adjustment	—		(4.3)		4.3

Performance Operating Income	$355.4	13.1%	$335.6	13.5%	$19.8	5.9%
Foreign exchange translational effects	(3.7)		—		(3.7)

Adjusted Operating Income	$351.7	13.0%	$335.6	13.5%	$16.1	4.8%

Net Income Attributable to Company
Reported Net Income Attributable to Company	$653.2		$302.0		$351.2
Streamlining cost, net of tax	14.1		11.1		3.0
Tax items	(63.7)		(24.7)		(39.0)
Separation costs, net of tax and separation related taxes	(6.7)		6.4		(13.1)
UK pension adjustment, net of tax	—		(3.2)		3.2
European Commission Fine Reimbursement	(279.5)				(279.5)

Performance Net Income	$317.4		$291.6		$25.8

Performance Net Income per Diluted Common Share	$5.01		$4.46
Common Shares Outstanding - Diluted	63.4		65.3

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

B-1

WABCO Holdings Inc.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Year Ended December 31,
	2013	2012
Net Cash Provided by Operating Activities	$665.8	$358.3
Deductions or Additions to Reconcile to Free Cash Flow:
Net purchases of property, plant, equipment and computer software	(121.5)	(100.5)

Free Cash Flow	$544.3	$257.8

Less: EC fine reimbursement(A)	283.7	—
Less: Streamlining & separation payments	$(20.1)	$(16.5)

Free Cash Flow excluding streamlining & separation payments	$280.7	$274.3

(A)	Represents 205.8 million Euro reimbursement from EC made on October 28th, 2013 translated at Euro to USD rate of approx. 1.37855 on the date of payment.

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow and free cash flow excluding streamlining and separation payments, which are not defined by US GAAP, to measure the Company’s operating performance. Free cash flow excluding streamlining and separation payments is also one of the several measures used to determine incentive compensation for certain employees.

B-2

VOTE BY INTERNET - www.proxyvote.com
WABCO HOLDINGS INC. ONE CENTENNIAL AVENUE P.O. BOX 6820 PISCATAWAY NJ 08855-6820

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors		☐	☐	☐
Nominees
01	G. Peter D’Aloia 02 Juergen W. Gromer 03 Mary L. Petrovich

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2.	Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL as the Company’s independent registered public accounting firm for the year ending December 31, 2014.							☐	☐	☐
3.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“Say-on-Pay”)							☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposals 2 and 3.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report, are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 22, 2014

The shareholder(s) hereby appoint(s) Jacques Esculier, Jason Campbell and Vincent Pickering, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WABCO Holdings Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 A.M., (Eastern Daylight Time) on Thursday, May 22, 2014, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side